UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1-A POS
Regulation A - Offering Circular

PART II - INFORMATION REQUIRED IN OFFERING CIRCULAR

024-11579
(Commission File Number)

October 4, 2023
(Date of Report (Date of earliest event reported))

ENERGEA PORTFOLIO 3 AFRICA LLC
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

86-2564467
(I.R.S. Employer Identification No.)

62 Clementel Drive, Durham, CT 06422
(Full mailing address of principal executive offices)

860-316-7466
(Issuer's telephone number, including area code)

Class A Investor Shares
(Title of each class of securities issued pursuant to Regulation A)

This Form 1-A POS is a Post-Qualification Amendment for Energea Portfolio 3 Africa LLC to the Form 1-A filed on July 9, 2021, and qualified on August 2, 2021.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS AMENDED OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

FORM 1-A
Regulation A Offering Statement
Part II - Offering Circular

Energea Portfolio 3 Africa LLC
62 Clementel Drive
Durham, CT 06422

(860) 316-7466
www.energea.com

October 4, 2023

This Offering Circular Follows the Form 1-A Disclosure Format

Energea Portfolio 3 Africa LLC is a limited liability company organized under the laws of Delaware, which we refer to as the "Company." The Company is offering to sell to the public up to $75,000,000 of limited liability company interests designated as "Class A Investor Shares." The price of the Class A Investor Shares, as of October 4, 2023, is $1.20 per share and the minimum initial investment is $100.

We are selling these securities directly to the public through the website, www.energea.com, which we refer to as the "Platform." Currently, we are not using a placement agent, or a broker and we are not paying commissions to anyone.

	Price to Public	Commissions	Proceeds to Issuer	Proceeds to Others
Each Class A Investor Share	$1.20	Zero	$1.20	Zero
Total	$75,000,000	Zero	$75,000,000	Zero

We might change the price of the Class A Investor Shares in the future. See "Securities Being Offered - Price of Class A Investor Shares."

We refer to the offering of Class A Investor Shares pursuant to this Offering Circular as the "Offering." The Offering was qualified by the U.S. Securities and Exchange Commission ("SEC") on August 2, 2021, and will end on the sooner of (i) a date determined by the Company, or (ii) the date the Offering is required to terminate by law.

As of October 4, 2023, we sold 2,122,584 shares for $2,417,063 and are therefore continuing to raise up to $72,582,937 of additional capital.

The purchase of these securities involves a high degree of risk. Before investing, you should read this whole Offering Circular, including "Risks of Investing."

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS JUDGEMENT UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERM OF THE OFFERING. NOR DOES IT PASS JUDGEMENT UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

GENERALLY, IF YOU ARE A NON-ACCREDITED INVESTOR, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT
RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV. FOR MORE INFORMATION, SEE THE "LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST" SECTION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NORTH AMERICAN SECURITIES ADMINISTRATORS ASSOCIATION UNIFORM LEGEND:

YOU SHOULD MAKE YOUR OWN DECISION AS TO WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND RISK TOLERANCE LEVEL. NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY BY CONTRACT AND THERE WILL BE NO READY MARKET FOR RESALE. YOU COULD BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

EXECUTIVE SUMMARY

Our Business

Energea Portfolio 3 Africa LLC ("Company") is a limited liability company, treated as a corporation for tax purposes, organized under the laws of Delaware. The Company and its day-to-day operations are managed by Energea Global LLC ("Manager") located in Durham, Connecticut. The Company was created to invest in the acquisition, development, and operations of solar energy projects in various countries in Africa, but mainly in South Africa (each a "Project"). The Projects will sell power and, in some cases, environmental commodities, to offtakers who purchase the electricity or the environmental commodities under long term contracts (we collectively refer to offtakers of electricity and environmental commodities as "Customers").

The Offering

The Company is offering to investors up to a total of $75,000,000 of Class A Investor Shares, per year, to finance the purchase and development of a portfolio of solar energy Projects.

The cash flow generated by a Project will first be used to pay for the Project's operating expenses (such as operations and maintenance costs, landscaping and project-level insurance) and all additional cash flow will be sent to the Company. The Company then pays its expenses (such as accounting fees, financial audits, banking fees and portfolio-level insurance). The remaining cash is distributed to the owners of the Class A Investor Shares ("Investors") who will have the right to receive:

·	Monthly distributions sufficient to amortize their investment in the Company over the estimated life of the Project, plus

·	A 7% per year compounded preferred return; plus

·	70% of any additional cash flow.

Owners of the Class A Investor Shares will have no voting rights.

CAUTION: ALTHOUGH THE CASH FLOW FROM OUR PROJECTS WILL LARGELY BE ESTABLISHED BY CONTRACT IN ADVANCE, THERE IS NO GUARANTY THAT OUR PROJECTS WILL GENERATE ANY POSITIVE CASH FLOW.

 RISKS OF INVESTING

BUYING CLASS A INVESTOR SHARES IS SPECULATIVE AND INVOLVES SIGNIFICANT RISK, INCLUDING THE RISK THAT INVESTORS COULD LOSE SOME OR ALL OF THEIR MONEY. THIS SECTION DESCRIBES SOME OF THE MOST SIGNIFICANT FACTORS THAT THE COMPANY BELIEVES MAKE AN INVESTMENT IN THE CLASS A INVESTOR SHARES RISKY. THE ORDER IN WHICH THESE FACTORS ARE DISCUSSED IS NOT INTENDED TO SUGGEST THAT SOME FACTORS ARE MORE IMPORTANT THAN OTHERS.

The Track Record of Our Principals Does Not Guaranty Success: The principals of the Company and the Manager have been involved in the solar industry for over 15 years, developing more than 400 solar projects. See "Past Performance." However, past performance is never a guaranty of future results, and the success of our principals in other solar projects does not guaranty that the Company will be successful.

Risks Associated with Renewable Energy Projects: The market for renewable energy is changing rapidly. If renewable technology proves unsuitable for widespread commercial deployment or if demand for renewable energy products, especially solar energy products, fails to develop sufficiently, we might not be able to find enough Projects that satisfy our requirements. The factors influencing the widespread adoption of renewable energy technology include but are not limited to: cost-effectiveness of renewable energy technologies as compared with conventional technologies; performance and reliability of renewable energy products as compared with conventional energy products; and the success of other enabling technologies such as battery storage and Distributed Energy Resource Management Systems.

Fluctuations in Income: Some of our agreements with Customers provide for payment based on the actual production of electricity from the Project. Thus, our income will fluctuate based on factors beyond our control, including the number of sunny days.

Competition: There are other investors actively pursuing solar projects in Africa, and we expect the number of competitors to increase as the market grows. Some of our competitors could be larger and enjoy a lower cost of capital. Aggressive pricing by competitors or the entrance of new competitors could reduce the Company's ability procure investable Projects.

Our Customers Might Default: The Company will have a variety of Customers, including businesses and schools. Some Customers could default. A default would hurt the Project in question financially, reducing the anticipated returns.

We Might Own Only a Small Number of Projects: If the Company is successful raising the full $75,000,000 it is trying to raise, the Company would likely invest in between 100 and 200 Projects. The less money the Company raises, the fewer Projects it will own. If the Company owns only a small number of Projects, Investors will be exposed to greater concentration risk.

Possible Changes in Governmental Policies: Political developments are impossible to predict. It is possible that one or more African countries will adopt laws hostile to our business, making it more difficult or even impossible to generate profits.

Operational Risks: The Projects are subject to operating and technical risks, including risk of mechanical breakdown, failure to perform according to design specifications, labor and other work interruptions and other unanticipated events that adversely affect operations. The success of each Project, once built, depends in part upon efficient operations and maintenance.

Construction and Development Risks: In most cases, the Company will invest in Projects before construction is complete. Construction of any kind involves risks, including labor unrest, bad weather, design flaws, the unavailability of materials, fluctuations in the cost of materials, and labor shortages. Delays are common, which could adversely affect the economics of a Project.

Equipment Supply Constraints: The construction of renewable energy facilities relies on the availability of certain equipment that may be in limited supply, such as solar modules, trackers, inverters, and monitoring systems. Much of this equipment comes from China. There is no guarantee that the production of this equipment will match demand, and this may adversely impact the ability to build Projects.

Risks Associated with Investments Outside the U.S.: All of the Company's Projects will be in Africa. Projects outside the United States are subject to certain risks that generally do not apply to investments within the United States. Such risks include the following:

·	Historically, the markets of developing countries have been more volatile than the markets of developed countries.

·	Developing countries may have less developed legal and taxation systems.

·
The governments of developing countries may be more unstable and more likely to impose capital controls, nationalize a company or industry, place restrictions on foreign ownership and on withdrawing money from the country, and/or impose punitive taxes that could adversely affect prices.

·	The economies of developing countries may be dependent on relatively few industries that are more susceptible to local and global changes.

·	The legal systems of developing countries might be less reliable in terms of enforcing contracts.

Foreign Currency Exposure: Our contracts will be denominated foreign currencies, mostly the South African rand. Thus, our Investors will be exposed to the risks associated with fluctuations in the exchange rates, which could hurt (or help) the Company's returns. While the Manager might be able to hedge the Company's foreign currency exposure to some degree, such hedging may be expensive and may not be entirely effective.

Risks Upon Disposition of Investments: If the Company sells a Project, it might be required to make representations about the business and financial affairs of the Project, and to indemnify the purchaser if those representations prove to be inaccurate or misleading. These arrangements may result in contingent liabilities, which might ultimately require Investors to return some or all of the distributions they have received pursuant to 6 Del. C. §18-607, which provides, among other things, that if a member of a limited liability company receives a distribution that causes the limited liability company to be insolvent, the member must return the distribution.

Regulatory Risks: All of the Projects will be subject to extensive regulatory requirements, including those imposed by environmental, safety, labor and other regulatory and political authorities. These regulatory requirements could impose substantial costs on the Projects. Further, should any Project fail to comply with one or more regulatory requirements, it could result in substantial fines and penalties and even a shutdown of the Project.

Unavailability of Insurance Against Certain Catastrophic Losses: Certain losses of a catastrophic nature, such as earthquakes, wars, terrorist attacks or other similar events, may be either uninsurable or insurable at such high rates that to maintain such coverage would cause an adverse impact on the related Project. As a result, not all Projects may be insured against all possible risks. If a major uninsured loss occurs, the Company could lose both the amount it invested in and anticipated profits from the affected Project(s).

Potential Environmental Liability: The Projects, like any large-scale physical plant, could cause environmental contamination under some circumstances. Further, the entity that owns the physical assets of the Project could be found liable for environmental contamination that occurred before the Project was built. The cost of remediation and penalties could be very large.

Liability for Personal Injury and Damage to Property: The Company could be held liable for accidents and injuries at the Project site. The Company will carry insurance to protect against the potential losses, but the insurance might not be adequate.

We Might Raise More than $75,000,000: Under Regulation A, the Company is allowed to raise a maximum of $75,000,000 each year. Should the Company raise the full $75,000,000 it is trying to raise, it might decide to raise more, in a subsequent year. In that case an early Investor could own a much larger portfolio of Projects than he, she, or it expected.

No Participation in Management: Investors will have no voting rights and no right to participate in the management of the Company or the Projects. Instead, the Company's Manager will make all decisions. You will have the ability to replace our Manager only under very limited circumstances, as described in "Summary of LLC Agreement and Authorizing Resolution - Management."

Reliance on Management: The success of the Company and its Projects will depend in part on the skills of our Manager. If a key member of our Manager's executive team resigned, died, or became ill, the Company and its Investors could suffer.

Sale of Other Securities: In this Offering, the Company is selling Class A Investor Shares. However, the Company could at any time sell other Class A Investor Shares or other classes of securities to raise additional capital. A different class of securities could have greater rights than those associated with the Class A Investor Shares, including but not limited to preferential rights to distributions.

Limitations on Rights in Investment Agreement: To purchase Class A Investor Shares, you are required to sign our Investment Agreement. The Investment Agreement will limit your rights in several important ways if you believe you have claims against us arising from the purchase of your Class A Investor Shares:

·	Any claims arising from your purchase of Class A Investor Shares must be brought in the state or federal courts located in Wilmington, Delaware, which might not be convenient to you.

·	You would not be entitled to recover any lost profits or special, consequential, or punitive damages. However, that limitation does not apply to claims arising under Federal securities laws.

Forum Selection Provision: Our Investment Agreement and our LLC Agreement both provide that disputes will be handled solely in the state or federal courts located in Delaware. We included this provision primarily because (i) the Company is organized under Delaware law, (ii) Delaware courts have developed significant expertise and experience in corporate and commercial law matters and investment-related disputes (which typically involve very complex legal questions), particularly with respect to alternative entities (such as LLCs), and have developed a reputation for resolving disputes in these areas in an efficient manner, and (iii) Delaware has a large and well-developed body of case law in the areas of corporate and alternative entities law and investment-related disputes, providing predictability and stability for the Company and its Investors. This provision could be unfavorable to an Investor to the extent a court in a different jurisdiction would be more likely to find in favor of an Investor or be more geographically convenient to an Investor. It is possible that a judge would find this provision unenforceable and allow an Investor to file a lawsuit in a different jurisdiction.

Section 27 of the Exchange Act provides that Federal courts have exclusive jurisdiction over lawsuits brought under the Exchange Act, and that such lawsuits may be brought in any Federal district where the defendant is found or is an inhabitant or transacts business. Section 22 of the Securities Act provides that Federal courts have concurrent jurisdiction with State courts over lawsuits brought under the Securities Act, and that such lawsuits may be brought in any Federal district where the defendant is found or is an inhabitant or transacts business. Investors cannot waive our (or their) compliance with Federal securities laws. Hence, to the extent the forum selection provisions of the Investment Agreement or the LLC Agreement conflict with these Federal statutes, the Federal statutes would prevail.

Waiver of Right to Jury Trial: The Investment Agreement and the LLC Agreement both provide that legal claims will be decided only by a judge, not by a jury. The provision in the LLC Agreement will apply not only to an Investor who purchases Class A Investor Shares in the Offering, but also to anyone who acquires Class A Investor Shares in secondary trading. Having legal claims decided by a judge rather than by a jury could be favorable or unfavorable to the interests of an owner of Class A Investor Shares, depending on the parties and the nature of the legal claims involved. It is possible that a judge would find the waiver of a jury trial unenforceable and allow an owner of Class A Investor Shares to have his, her, or its legal claim decided by a jury. In any case, the waiver of a jury trial in both the Investment Agreement and the LLC Agreement do not apply to claims arising under the Federal securities laws.

Conflicts of Interest: The interests of the Company and the Manager could conflict with Investor interests in a number of ways, including:

·
Investor's interests might be better served if the principals of the Company and Manager devoted their full attention to the Company's business. Instead, they will also be managing other businesses and business interests simultaneously.

·
Our Manager will receive fees based, in part, on the amount of cash flow the Projects generate. The Manager might, therefore, have an incentive to raise more capital, and invest in more Projects, than they would otherwise, leading them to invest in Projects with lower estimated returns.

·	The Manager might create other entities that invest in solar projects in Africa. Conflicts could arise as to whether a given Project should be acquired by the Company or a different entity.

·
The lawyers who prepared this Offering Statement, the LLC Agreement, and the Investment Agreement represent the Company, not the Investor. Investors must hire their own lawyer (at their own expense) if they want their interests to be represented.

Risk of Failure to Comply with Securities Laws: The current Offering relies on an exemption under Regulation A of the Securities and Exchange Commission. The Company has relied on the advice of securities lawyers and believe the Company qualifies for the exemption. If the Company did not qualify, it could be liable to penalties imposed by the federal government and state regulators, as well as to lawsuits from Investors.

No Market for the Class A Investor Shares; Limits on Transferability: There are several obstacles for an Investor who wishes to sell or otherwise transfer their Class A Investor Shares:

·
There will be no established market for the Class A Investor Shares, meaning the Investor could have a hard time finding a buyer even though Investors will have the option of selling their Class A Investor Shares on the Platform.

·	Although the Company offers a limited right of redemption, there is no guaranty that an Investor who wants to sell his, her, or its Class A Investor Shares will be able to do so.

·
Class A Investor Shares may not be transferred without the Company's consent, which we can withhold in our sole discretion. The Company also has a right of first refusal to purchase any Class A Investor Shares proposed to be transferred.

Corporate Governance Risk: As a non-listed company conducting an exempt offering pursuant to Regulation A, the Company is not subject to a number of corporate governance requirements that an issuer conducting a registered offering or listed on a national stock exchange would be. For example, the Company does not have (i) a board of directors of which a majority consists of "independent" directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange's requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange's requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (v) independent audits of the Company's internal controls.

The Company is an "Emerging Growth Company" Under the JOBS Act: Today, the Company qualifies as an "emerging growth company" under the JOBS Act of 2012. If the Company were to become a public company (e.g., following a registered offering of its securities) and continued to qualify as an emerging growth company, it would be able to take advantage of certain exemptions from the reporting requirements under the Securities Exchange Act of 1934 and exemptions from certain investor protection measures under the Sarbanes Oxley Act of 2002. Using these exemptions could benefit the Company by reducing compliance costs but could also mean that Investors receive less information and fewer protections than they would otherwise. However, these exemptions - and the status of the Company as an "emerging growth company" in the first place - will not be relevant unless and until the Company becomes a public reporting company.

The Company has elected to delay complying with any new or revised financial accounting standard until the date that a company that is not an "issuer" (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002) is required to comply with such new or revised accounting standard, if such standard also applies to companies that are not issuers. As a result, owners of Class A Investor Shares might not receive the same disclosures as if the Company had not made this election.

Breaches of Security: It is possible that our Platform, systems or the systems of third-party service providers could be "hacked," leading to the theft or disclosure of confidential information Investors provide to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, the Company, Manager and our service providers may be unable to anticipate these techniques or to implement adequate defensive measures.

The Foregoing Are Not Necessarily The Only Risks Of Investing
Please Consult With Your Professional Advisors

OUR COMPANY AND BUSINESS

Energea Portfolio 3 Africa LLC ("Company") is a limited liability company, treated as a corporation for tax purposes, organized under the laws of Delaware. The Company and its day-to-day operations are managed by Energea Global LLC ("Manager"). The Company was created to invest in the acquisition, development, and operations of solar energy projects in various countries in Africa (each a "Project"). The Projects will sell power and, in some cases, environmental commodities, to offtakers who purchase the electricity or the environmental commodities under long term contract (we collectively refer to offtakers of electricity and environmental commodities as "Customers").

Investment Strategy

The Company sources its Projects from other companies who specialize in developing solar projects in Africa, which we refer to as "Development Companies." The Company's relationship with Development Companies can take several different forms. Sometimes a Development Company will not only identify a potential project, but also permit, engineer and construct it. Sometimes a Development Company will provide operations and maintenance support for a Project after it's built. Sometimes a Development Company will sell us a Project and exit entirely.

The Manager does not currently own a development company in Africa and the Company acquires all projects from unrelated companies, but we may stand up or acquire a Development Company if projects from third parties become overpriced, if an exceptional market opportunity presents itself or if deal flow is slow and we require additional development capacity.

Development Companies are compensated for their work and their risk. This may include a developer fee or a continued economic interest in the Project.

The Manager reviews projects submitted by the Development Companies to identify projects that represent the greatest risk-adjusted returns. We are specifically searching for projects in countries with favorable economies and renewable energy policies, projects with credible Customers and projects where the Manager has a high degree of confidence in successful implementation.

We believe we will be able to continue to acquire new Projects in the future, which we anticipate will have the following characteristics:

·
Power Capacity: We intend to focus on Projects of between 0.1 megawatts and 10 megawatts. (NOTE: The capacity of a solar project is determined in accordance with "standard testing conditions" established by certain laboratories worldwide. The actual output of a solar project fluctuates with solar irradiance.)

·	Locations: We select locations based primarily on:

o Demand for alternative energy;

o Efficient access for maintenance;

o Interconnection points with the electricity grid;

o Solar irradiance; and

o Country and state-level policies that enable the development of renewable energy projects.

·
Right to Land: Some Projects owned by the Company will be installed on Customer's rooftops, others will be located on remote parcels of real estate. In either scenario, the Company will obtain rights to access the Project to construct and maintain the Project ("Site Access"). For rooftop Projects, Site Access is most-commonly granted through the Power Purchase Agreement or Solar Lease with the Customer. For Projects on remote real estate, we will either purchase or lease the property to ensure adequate Site Access is obtained.

·
Connecting Projects to the Electric Grid: Most Projects acquired or constructed by the Company will require permission to interconnect to the local electric grid. This permission is granted by the local interconnecting utility company through an interconnection agreement and an associated permission to operate. In the case of certain smaller projects, interconnection rights may be granted through national and utility policy and not require an individual interconnection agreement.

·
Our Solar Equipment: We use the same basic equipment used across the solar industry: the solar panels themselves, which turn sunlight into electrical energy; and the inverters, which convert the direct current from the panels to the alternating current used in homes and businesses. However, we buy our equipment only from certain manufacturers known for high quality and financial strength.

·
Country-Level Policies and Environmental Commodities: Some regions in Africa have certain policies to promote the development of renewable energy projects. There are a wide range of policy types that include carbon credits, property and sales tax exemptions, net metering and community solar (referred to as "wheeling" in the South African context). The Company will seek to optimize those country-level policies in order to increase the expected return on investment for Investors which may include transactions with third parties to monetize carbon and renewable energy credits.

In most cases Investors are not exposed to many Project-level risks until all these conditions are satisfied. However, the Company might make exceptions and fund earlier-stage expenses for especially promising Projects.

Investment Committee

When we find a Project that meets the fundamental criteria described above, we consider the Project for investment at a multi-disciplinary committee of experienced renewable energy executives of the Manager ("Investment Committee"). To approve a Project for funding, a unanimous approval of the Project by the Investment Committee is required to move forward. The same memo prepared by the Manager for each Project and used by the Investment Committee to make an investment decision is provided to Investors through Form 1-U submittals to the SEC and on the Platform (see links to each Project Memo below in "Our Investments").

Sun Exchange

The Company expects many of its Projects to be developed by a particular Development Company named The Sun Exchange (Pty) Ltd. ("Sun Exchange"), an independent, unrelated company engaged in the business of developing solar power projects in southern Africa. The Company and Sun Exchange have entered into an agreement (the "Investment Services Agreement") that, among other things, gives the Company (i) a first right of refusal over all solar projects developed by Sun Exchange, and (ii) control rights over all Projects in which the Company participates, even if the Company owns less than a majority interest in a Project.

Each of our Projects with Sun Exchange are structured as follows:

·
Projects consist of rooftop or ground-mounted installations at the customer's location, e.g., on the roof of a school. That said, Sun Exchange may pursue other types of solar projects as renewable energy policies in African countries continue to evolve.

·	The Company will purchase and own solar cells used in the Projects.

·	The Company will contribute the solar cells to The Sun Exchange (SA) Bewind Trust (the "Trust") pursuant to an agreement called a "Cell Owner Agreement".

·	Projects will be owned by the Trust. The Company will have control over each Project pursuant to the Investment Services Agreement and the Cell Owner Agreement.

·	The Trust signs an agreement with a Customer who agrees to purchase the electricity produced by the solar cells for 15 or 20 years ("Solar Lease Agreement").

·	The Trust signs an agreement with Sun Exchange to manage the development, construction, implementation and administration of the Project which we refer to as an "Asset Management Agreement".

·	The Trust will sign an agreement with a third party to engineer, procure and construct the Projects we refer to as a "Construction Contract".

·	In some cases, the Trust will sell environmental commodities produced by the Projects to Customers pursuant to a contract we refer to as an "Purchase and Sale Agreement for Environmental Commodities."

Although the final terms and conditions of each contract named above may differ from Project to Project, the rights and obligations of the parties will generally be consistent across all of the Projects.

The revenue from our Projects will consist primarily of the payments we receive from Customers under Solar Lease Agreements, Cell Owner Agreements and the Purchase and Sale Agreements for Environmental Commodities. The Projects will make a profit if their revenues exceed their expenses.

Currently, the Company plans to hold the Projects indefinitely, creating a reliable stream of cash flow for Investors.

Diversification, Other DevCos and Other Project Types

The Manager believes the best investment strategy for African markets requires small investments in a broad base of Projects in multiple countries and developed by multiple Development Companies. The average risk of default by a Customer of a Solar Lease Agreement is higher in Africa than it may be in other markets, thus diversification is central to our investment strategy. Placing small investments (<$1,000,000 per project) in the early stages of the portfolio's development will help reduce risk of loss as a whole and increase the level of impact on the local communities and businesses in which we invest. That said, every Project is vetted for its financial credibility by the Investment Committee and only approximately 10% of projects we've reviewed have qualified for an investment to date.

Competition

Our net income depends, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. We compete with many other entities engaged in renewable energy in the African market, including individuals, corporations, private funds, and other entities engaged in renewable energy investment activities, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous companies with asset acquisition objectives similar to our Manager, and others may be organized in the future, which may increase competition for the investments suitable for us.

Competitive variables include market presence and visibility, amount of capital to be invested per Project and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular project or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in the market and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Limited Liability Company Agreement

The Company is governed by a Limited Liability Company Agreement dated March 12, 2021, which we refer to as the "LLC Agreement." The Class A Investor Shares being offered were created by the Manager under an Authorizing Resolution pursuant to section 3.1 of the LLC Agreement.

The LLC Agreement establishes Energea Global LLC, a Delaware limited liability company, as the Manager.

Management

The Manager has complete discretion over all aspects of the business conducted by the Company. For example, the Manager may (i) admit new members to the Company; (ii) enter into contracts on behalf of the Company; (iii) borrow money; (iv) acquire and dispose of Projects; (v) determine the timing and amount of distributions to Members; (vi) create new classes of limited liability company interests; (vii) determine the information to be provided to the Members; (viii) grant liens and other encumbrances on the Projects of the Company; and (ix) dissolve the Company.

Investors who purchase Class A Investor Shares will not have any right to vote on any issue other than certain amendments to the LLC Agreement, or to remove the Manager.

The Manager can be removed for "cause" under a procedure set forth in section 5.6 of the LLC Agreement.

The term "cause" includes:

·	An uncured breach of the LLC Agreement by the Manager; or

·	The bankruptcy of the Manager; or

·	Certain misconduct on the part of the Manager, if the individual responsible for the misconduct is not terminated.

A vote to remove the Manager for cause must be approved by Investors owning at least two-thirds of the outstanding Class A Investor Shares. Whether "cause" exists would then be decided in arbitration proceedings conducted under the rules of the American Arbitration Association, rather than in a court proceeding.

These provisions are binding on every person who acquires Class A Investor Shares, including those who acquire Class A Investor Shares from a third party, i.e., not through the Platform.

Leverage

Per the Offering Circular, the Company might borrow money to invest in Projects, depending on the circumstances at the time. It states that if the Company needs to move quickly on a Project and has not yet raised enough capital through the Offering, it might make up the shortfall through borrowing. The Manager will make this decision on an as-needed basis. Neither the Company nor the Projects currently have any loans.

Factors Likely to Impact the Performance of the Company

The ability of the Company to conduct its business successfully depends on several critical factors including, but not limited to:

·
Adequate performance by Sun Exchange and other Development Companies: The Company relies in large part on the Development Companies, like Sun Exchange, to do a good job developing the Projects from start to finish. Like many companies in Africa, some of the Development Companies we may work with might be small and run into cash problems that may affect their ability to perform and meet their contractual obligations to the Company.

·
Government Policies and Tariffs: Given the environmental and economic benefits of solar power, the Company expects the friendly attitude of certain African governments to continue. As we have seen in other markets, however, environmentally friendly policies can change quickly. If the governments in African markets where we have Projects succumb to pressure from incumbent energy producers, it could impose additional costs on the Projects.

·
Foreign Exchange Risk: Some of our Projects sell electricity and/or environmental commodities in foreign currencies. The Manager collects payments from operating Projects monthly and converts the foreign currency into USD prior to making distributions to Investors. Should any of those foreign currencies weaken against the USD, actual distributions made to our Investors could be smaller than anticipated.

·
Customer Credit Risk: unlike developed economies, many African economies are small and lack a broad base of quality Customers. To achieve the scale and diversification anticipated by the Company, we will need to invest in many Projects with many African companies. Some of these companies would not meet the underwriting standards of a conventional bank in the United States and may have shorter financial track records. They may have exposure to unfavorable market conditions, they may be affected by macro-economic trends in African markets and may be otherwise unable to make their payment obligations under contracts.

Offices and Employees

The Company's offices are located at 62 Clemental Drive, Durham, CT 06422. The Company has no employees. For the year ended December 31, 2022, the Company used employees and services provided by the Manager. The Company's total payroll-related expenses during its most recent fiscal year was $0.00.

Our Revenue

The revenue from our Projects consists primarily of the payments we receive from Customers under Solar Lease Agreements and any Purchase and Sale Agreement for Environmental Commodities. The Company may also produce revenue by selling Projects and collecting penalty payments from contractors who fail to meet certain terms and conditions set forth in the Construction Contracts ("Liquidated Damages"). The Company's total revenue during its most recent fiscal year was $13,040 which is broken down below.

Revenue Recognition	Amount
Solar Lease Agreement	$13,040
Purchase and Sale Agreement for Environmental Commodities	$0
Sale of Projects	$0

Our Revenue Recognition Policy follows ASC-606 which is a five-step procedure:

Procedure	Example
Step 1 - Identify the Contract	Solar Lease Agreement
Step 2 - Identify the Performance Obligations	Delivery of electricity from solar plant
Step 3 - Determine the Transaction Price	Amount contractually signed with customer
Step 4 - Allocate the Transaction Price	Obligation is satisfied by transferring control of the electricity produced to the customer
Step 5 - Recognize Revenue	At a point in time when the customer is invoiced

Our Operating Costs and Expenses

The Company incurs a variety of costs and expenses, including:

·	banking fees;

·	legal expenses;

·	payments to the Manager for fees and carried interest;

·	payments to third parties to operate and maintain the Projects;

·	payments to U.S. states to comply with their respective securities law ("Blue Sky Laws");

·	debt service and transactional payments (where we borrow money at the Company level);

·	annual financial audit expenses.

·	U.S. taxes.

The Projects also incur a variety of costs and expenses, including:

·	payments to third parties to operate and maintain the Projects;

·	lease payments to landowners;

·	debt service and transactional payments (where we borrow money at the Project level);

·	utilities;

·	Property taxes;

·	banking fees;

·	taxes levied in African countries;

·	project insurance.

The Company's total operating expenses for the most recent fiscal year were $18,860.

Sale of the Projects

Currently, the Company plans to hold its interest in the Projects indefinitely, creating a reliable stream of cash flow for Investors. Should the Company decide to sell its interest in one or more Projects, however, the Manager's experience in the industry suggests that the Projects could be sold for a profit:

·
Yield and Cashflow: Many investment funds look for reliable cashflows generating a targeted yield. From the perspective of such a fund, any of the Projects or indeed the entire portfolio of Projects would be an attractive investment. With both revenue and most expenses locked in by contract, the cash flow should be predictable and consistent for as long as 20 years.

·
Project Consolidation: Some of the Projects will be too small or unusual for institutional buyers to consider on their own. The Company could package these Projects into a larger, more standardized portfolio that will be attractive to these larger, more efficiency-focused players. In the aggregate, the portfolio of Projects is expected to generate 50+ megawatts of power with relatively uniform power contracts, engineering standards, and underwriting criteria. A portfolio of that size can bear the fees and diligence associated with an investment-banker-grade transaction.

·
Cash Flow Stabilization: When the Company buys a Project, it will typically share the construction risk with the Development Company that originated the Project. Larger investors are generally unwilling to take on construction risk and will invest only in projects that are already generating positive cash flow, referred to as "stabilization." Thus, the Company will invest in Projects before stabilization and sell them after stabilization. Institutional investor interest in the Portfolio should increase as the Portfolio stabilizes.

·
Increase in Residual Value: When the Company invest in a Project, the appraisal is based solely on the cash flows estimated from executed contracts, with no residual value assumed for the Project. Truthfully, there is a high probability that a Project will continue to create revenue after its initial contract period in the form of a contract extension, repositioning, or sale into the merchant energy markets. This creates a sort of built-in "found value" for our Projects, which may be realized upon sale.

PAST PERFORMANCE

 Greenskies Renewable Energy LLC

Mike Silvestrini co-founded Greenskies Renewable Energy LLC ("Greenskies") with a $35,000 family loan in 2008. Under Mike's leadership, Greenskies:

·	Built more 400 solar projects ranging from 200kW to 5MW, across 23 states from California to North Carolina.

·	Closed and managed over $500 million of project finance.

·	Signed some of America's largest corporations as customers, including Wal-Mart, Sam's Club, Amazon, and Target, as well as schools, universities, municipalities, and several large utilities.

·	Did not experience a single customer default.

·	Created thousands of direct and indirect jobs.

·	Built best-in-industry information technology.

·	Was named one of the Best Places to Work by the Hartford Courant in 2016.

·	Was sold in 2017 for an enterprise value in excess of $165 million.

The business of Greenskies is very similar to the business of the Company. The type and the size of solar project is similar, the construction methods are similar, and the equipment itself will be nearly identical.

CAUTION: Past performance does not guaranty future results. Even though Mr. Silvestrini was successful with Greenskies, there are many reasons why the Company might not be successful, including all of those listed in "Risks of Investing."

Other Solar Energy Funds

Energea Global, the Manager of the Company, is also the manager of three other funds formed to acquire and operate solar power projects:

·	Energea Portfolio 2 LLC, which was formed to acquire and operate projects located in Brazil with residential and small business customers.

·	Energea Portfolio 4 USA LLC, which was formed to acquire and operate projects located in the United States.

Both companies are conducting offerings under Regulation A, as illustrated by the following:

	Energea Portfolio 2 LLC	Energea Portfolio 4 USA LLC
Date of Qualification	08/13/2020	07/01/2021
Seeking to Raise	$75,000,000	$75,000,000
Raised Through 10/4/23	$10,557,827	$2,575,751
Solar Projects Acquired	13	4

THE COMPANY'S PROJECTS

Our Investments

As of October 4, 2023, we have invested into nine (9) Projects, each of which were described more fully in various filings with the SEC since the date our Offering Circular was initially qualified by the SEC (August 2, 2021). The table below lists the total amount the Company invested into each Project and the percent of ownership the Company has in each Project. Please refer to the links in the column labeled "Form 1-U" for the Project Memo which gives in-depth information regarding each Project such as its location, the system size, contractors used to construct the Project, information about other stakeholders, information about the buyer of the energy and environmental commodities and the estimated economics of the Project. The Project Memos can also be found on the Platform at www.energea.com.
Project Name	Amount Invested	% Ownership	Estimated Cost	Form 1-U
Spar Lulekani	$23,369	6.72%	$23,369	Link
Nhimbi Fresh	$24,631	1.74%	$24,631	Link
Anchor Foods	$109,334	100%	$109,334	Link
CPOA Avondrust	$99,024	46.39%	$99,024	Link
CPOA Trianon	$163,624	100%	$163,624	Link
Zandvliet	$74,999	74.54%	$74,999	Link
Baysville	$25,000	25.98%	$25,000	Link
Connaught Park	$411,362	100%	$411,362	Link
CPOA Quadrant Gardens	$90,710	100%	$90,710	Link
Total	$1,022,054		$1,022,054

Key Contracts

The following summarizes the key contracts between the Company and Sun Exchange, both of which are attached as Exhibits.

The Parties:

·	The Sun Exchange, Inc. ("Sun Exchange"): A company organized in South Africa to develop solar power projects.

·	The Sun Exchange (SA) Bewind Trust (the "Trust"): A trust established in South Africa to own and operate solar power projects.

Neither Sun Exchange nor the Trust is related to the Company or the Manager.

Investor Services Agreement - Exhibit 1A-6A

Parties	Energea Global LLC (the Manager), Sun Exchange, and the Trust.
Date	April 13, 2021
Summary
This contract gives the Company the exclusive right to invest in solar projects developed by the Sun Exchange for a period of time, and also gives the Company control rights in each solar project in which it chooses to invest.

Cell Owner Agreement - Exhibit 1A-6B

Parties	Energea Global LLC (the Manager) and the Trust.
Date	June 23, 2021
Summary
Solar electricity projects consist of an array of solar photovoltaic cells together with other equipment. The solar cells convert sunlight - more exactly, the photons of which sunlight is comprised - to electricity using a semiconductor material.

A given solar project will include thousands, or tens of thousands, of solar cells. The Trust allows investors to participate in a given solar project by purchasing solar cells that will be used in the project. Thus, the Company has purchased solar cells that will be used in the Nhimbe Project, alongside solar cells purchased by other investors.

This contract governs the relationship between the solar cell owners and the Trust. Among other things, the contract:

·   Gives each owner the right to receive a pro rata share of the distributions generated by the project, based on the number of solar cells owned.
·   Requires the Trust to operate the project in accordance with industry standards.
·   Requires the Trust to maintain and repair the solar cells.
·   Requires the Trust to maintain insurance for the project.
·   Provides for the disposition of the solar cells upon project termination.
·   Imposes certain restrictions on the Trust.
·   Requires the solar cell owners to indemnify the Trust if the customer defaults.

SECURITIES BEING OFFERED: THE CLASS A INVESTOR SHARES

Description of Securities

The Company is offering to the public up to $75,000,000 of Class A Investor Shares, which represent limited liability company interests in the Company. All of the rights and obligations associated with the Class A Investor Shares are set forth in:

·	The LLC Agreement, which is attached as Exhibit 1A-2B; and

·	The Authorizing Resolution, which is attached as Exhibit 1A-2C.

Price of Class A Investor Shares

The price for a Class A Investor Share in the Company is fixed.

That being said, various occurrences may impact the net present value (NPV) and internal rate of return (IRR) of the Company and its Projects. Reasons include, but are not limited to:

·	Changes in USD/RND FX rates that differ from the FX rates we estimated when the initial share price was calculated;

·	Changes in U.S. and South African inflation rates that differ from the rates we estimated when the initial share price was calculated;

·	Investing in new Projects or selling Projects could change the projected cash flow for the Company;

·	Distributions received by earlier investors;

·	Changes in baseline assumptions like Project costs, expenses, and/or changes in tax rates or electricity rates.

The Manager will review these and other characteristics of the Company on a monthly basis. To the extent that the Company and its underlying Projects experience a material change in net asset value or IRR, the Manager may file an amendment to this Offering Circular to make an adjustment to the fixed share price.

Voting Rights

Investors will have no right to vote or otherwise participate in the management of the Company. Instead, the Company will be managed by the Manager, Energea Global, exclusively.

Calculating Distributions

The Company intends to make distributions monthly, as conditions permit. The frequency and amount of distributions will be governed by the Company's LLC Agreement and by the Authorizing Resolutions (Exhibit 1A-2B and Exhibit 1A-2C).

Distributions are divided into two categories:

·	Distributions of ordinary operating cash flow from the Projects; and

·
Distributions of the net proceeds from "capital transactions" like the sale or refinancing of Projects ("net proceeds" means the gross proceeds of the capital transaction, reduced by the expenses of the transaction, including repayment of debt, if any).

Distributions of ordinary operating cash flow will be made as follows:

Class A Investors receive:

·	A 7% per year compounded preferred return ("Preferred Return"); plus

·	70% of any additional cash flow.

Manager Receives:

30% of any additional cash flow after Investors receive their Preferred Return ("Promoted Interest"). See "Compensation of Management - Promoted Interest".

The Preferred Return and the Promoted Interest are calculated as follows:

·
The Manager calculates the projected monthly operating cash flows we expect the Company to earn by owning the Projects. The Company's cash flow is an aggregate of the contracts in place and other assumptions defined in each Project Memo ("Projected Cash Flow").

·	The Projected Cash Flow is used to calculate a targeted internal rate of return ("IRR") we expect the Company to achieve.

·
To calculate the Preferred Return payment for each monthly distribution, the Projected Cash Flow is multiplied by a percentage, such that the IRR of the Company is 7% (the "Adjusted Operating Cash Flow").

·	Each month, the Adjusted Operating Cash Flow for that month is distributed to Investors, substantiating their Preferred Return.

·
If the operating cash flow for any month exceeds the Adjusted Operating Cash Flow, we distribute the excess 70% to investors and 30% to the Manager. The 30% to Manager substantiates the Promoted Interest.

·
If the operating cash flow for any month is less than the Adjusted Operating Cash Flow, the Investors receive all the cash flow for that month and the shortfall is carried forward so that Investors catch up on their 7% Preferred Return prior to any Promoted Interest is paid.

EXAMPLE: By way of example, suppose the Company has the hypothetical Projected Cash Flow below:

Capital Invested	Month 1 Operating Cash Flow	Month 2 Operating Cash Flow	Month 3 Operating Cash Flow	Month 4 Operating Cash Flow	Month 5 Operating Cash Flow
$10,000	$2,388	$1,705	$2,729	$1,501	$2,046

Those cash flows yield an IRR of 16.35%.

To calculate the Adjusted Operating Cash Flow, the Manager finds a single percentage which, when multiplied by each month of Projected Cash Flow, yields an IRR of 7% rather than 16.35%. For this hypothetical Operating Cash Flow, that single percentage is 98.01%. The Manager multiplies each month's Projected Cash Flow by 98.01%:

Project Cost	Month 1 Adjusted Operating Cash Flow	Month 2 Adjusted Operating Cash Flow	Month 3 Adjusted Operating Cash Flow	Month 4 Adjusted Operating Cash Flow	Month 5 Adjusted Operating Cash Flow
$10,000	$2,340	$1,671	$2,674	$1,471	$2,006

Thus, for this hypothetical scenario, Investors would receive the first $2,340 of operating cash flow in month 1, the first $1,671 in month 2, and so forth. If the Company actually generated $2,388 of operating cash flow in month 1, as projected, then Investors would receive the first $2,340 and the balance, or $47.51, would be divided 70%, or $33.26, to Investors and 30%, or $14.25, to the Manager.

Whether to distribute operating cash flow or capital proceeds, and how much to distribute, are in the sole discretion of the Manager. No returns are guaranteed. Investors will receive distributions only if the Company generates distributable cash flow from the Projects.

Distributions in Liquidation

Distributions made in liquidation of the Company will be made in the manner described above, depending on whether the distributions consist of ordinary operating cash flow or net capital proceeds.

Preemptive rights

The holders of the Class A Investor Shares will not have preemptive rights. That means that if the Company decides to issue securities in the future, the holders of the Class A Investor Shares will not have any special right to buy those securities.

Liability to Make Additional Contributions

Once an Investor pays for his, her, or its Class A Investor Shares, the Investor will have no obligation to make further contributions to the Company. However, there could be circumstances where an Investor who has received distributions with respect to his, her, or its Class A Investor Shares is required to return part or all of the distribution.

Withholding

In some situations, the Manager might be required by law to withhold taxes and/or other amounts from distributions made to Investors. The amount we withhold will still be treated as part of the distribution. For example, if we distribute $100 to an Investor and are required to withhold $10 in taxes, for our purposes the Investor will be treated as having received a distribution of $100 even though only $90 was deposited in the Investor's bank account.

No Guaranty

The Company can only distribute as much money as the Company has available for distributions. There is no guaranty that the Company will have enough money, after paying expenses, to distribute enough to pay a 7% Preferred Return to Investors or even to return all of their invested capital.

Transfers

Investors may freely transfer their Class A Investor Shares, but only after providing the Manager with written assurance that (i) the transfer is not required to be registered under the Securities Act of 1933, and (ii) the transferor or the transferee will reimburse the Company for expenses incurred in connection with the transfer.

Mandatory Redemptions

The Manager may require an Investor to sell his, her, or its Class A Investor Shares back to the Company:

·
If the Investor is an entity governed by the Employee Retirement Income Security Act of 1974, Code section 4975, or any similar Federal, State, or local law, and the Manager determines that all or any portion of the assets of the Company would, in the absence of the redemption, more likely than not be treated as "plan assets" or otherwise become subject to such laws.

·	If the Manager determines that the Investor has engaged in certain misconduct.

If an Investor's Class A Investor Shares are purchased by the Company as provided above, the price will be equal to 90% of the then-current value of such Class A Investor Shares as determined by the Company in accordance with the methods described above.

The purchase price will be paid through the Platform.

Limited Right of Redemption

An Investor who has owned Class A Investor Shares for at least three years may sell their shares through the Platform. Upon receipt of a redemption request, via the Platform, the Manager shall use commercially reasonable efforts to arrange for the purchase, although there is no guaranty that the necessary funds will be available or that a buyer can be found. If the Manager is not able to purchase or arrange for the purchase of the Class A Investor Shares, the Investor may either rescind or maintain the request.

In seeking to accommodate a request of redemption from an Investor, the Manager is not required to do any of the following:

·	Buy the Class A Investor Shares for its own account;

·	Contribute money to buy the Class A Investor Shares;

·	Borrow money or dispose of assets; or

·	Take any other action the Manager believes would be adverse to the interests of the Company, itself or its other Investors.

If an Investor's Class A Investor Shares are purchased pursuant to a redemption request, the price per share at the time of such redemption, as determined by the methods described above.

If more than one Investor asks the Manager to purchase or arrange for the purchase of Class A Investor Shares, the Manager will consider the requests in the order received.

Rights of Common Shares

Immediately following the Offering the Company will have two classes of securities outstanding: Class A Investor Shares and Common Shares. Investors will own all the Class A Investor Shares while the Manager will own all the Common Shares. The principal rights associated with the Common Shares are as follows:

·	Distributions: As the holder of the Common Shares, the Manager will be entitled to the distributions described above.

·	Voting Rights: The Common Shares will have no voting rights per se. However, the Manager, in its capacity as the manager of the Company, will control the Company.

·	Obligation to Contribute Capital: Holders of the Common Shares will have no obligation to contribute capital to the Company.

·	Redemptions: Holders of the Common Shares will have no right to have Common Shares redeemed.

LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST

As long as an Investor is at least 18 years old, they can invest in this Offering. But if the Investor not an "accredited" investor, the amount they can invest is limited by law.

Under 17 CFR §230.501, a regulation issued by the Securities and Exchange Commission, the term "accredited investor" includes:

·
A natural person who has individual net worth, or joint net worth with the person's spouse or spousal equivalent, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

·
A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse or spousal equivalent exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

·
A natural person who holds any of the following licenses from the Financial Industry Regulatory Authority (FINRA): a General Securities Representative license (Series 7), a Private Securities Offerings Representative license (Series 82), or a Licensed Investment Adviser Representative license (Series 65);

·
A natural person who is a "knowledgeable employee" of the issuer, if the issuer would be an "investment company" within the meaning of the Investment Company Act of 1940 (the "ICA") but for section 3I(1) or section 3I(7) of the ICA;

·	An investment adviser registered under the Investment Advisers Act of 1940 (the "Advisers Act") or the laws of any state;

·	Investment advisers described in section 203(l) (venture capital fund advisers) or section 203(m) (exempt reporting advisers) of the Advisers Act;

·	A trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person;

·	A business in which all the equity owners are accredited investors;

·
An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

·	A bank, insurance company, registered investment company, business development company, small business investment company, or rural business development company;

·	A charitable organization, corporation, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million;

·
A "family office," as defined in rule 202(a)(11)(G)-1 under the Advisers Act, if the family office (i) has assets under management in excess of $5,000,000, (ii) was not formed for the specific purpose of acquiring the securities offered, and (iii) is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

·	Any "family client," as defined in rule 202(a)(11)(G)-1 under the Advisers Act, of a family office meeting the requirements above, whose investment in the issuer is directed by such family office;

·
Entities, including Indian tribes, governmental bodies, funds, and entities organized under the laws of foreign countries, that were not formed to invest in the securities offered and own investment assets in excess of $5 million; or

·	A director, executive officer, or general partner of the company selling the securities, or any director, executive officer, or general partner of a general partner of that issuer.

If the Investor falls within any of those categories, then the Investor can invest any amount permitted on the Platform. If the Investor does not fall within any of those categories, then the most they can invest in this Offering is the greater of:

·	10% of their annual income; or

·	10% of their net worth.

These limits are imposed by law, not by the Company.

The Company will determine whether an Investor is accredited when he, she, or it creates an account on the Platform.

SALE AND DISTRIBUTION OF SECURITIES

The Company is offering to sell up to $75,000,000 of Class A Investor Shares to the public.

The Offering began on August 2, 2021, when our Offering Statement was "qualified" by the SEC and will end on the sooner of (i) a date determined by the Company, or (ii) the date the Offering is required to terminate by law.

Only the Company is offering securities in this Offering. None of our existing officers, directors, or stockholders is offering or selling any securities.

The Company is not using an underwriter or broker to sell the Class A Investor Shares and is not paying commissions. Class A Investor Shares will be offered and sold only through the Platform.

The Company reserves the right to reject any subscription to purchase Class A Investor Shares in this Offering in whole or in part and for any reason (or no reason). If the Company rejects an investment, it will return all the Investor's money without interest or deduction.

After the Offering has been "qualified" by the Securities and Exchange Commission, the Manager intends to advertise the Offering using the Platform and through other means, including public advertisements, social media and audio-visual materials, in each case, only as we authorize and in compliance with 17 CFR §251(d)(1)(iii), which provides that any written offers must be accompanied with or preceded by the most recent offering circular filed with the SEC. Although these materials will not contain information that conflicts with the information in this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Class A Investor Shares, the advertising materials will not give a complete understanding of this Offering, the Company, or the Class A Investor Shares and are not to be considered part of this Offering Circular. The Offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in Class A Investor Shares.

HOW TO INVEST

To buy Class A Investor Shares, go to the Platform and follow the instructions. You will be asked for certain information about yourself, including:

·	Your name and address

·	Your email address

·	Your social security number (for tax reporting purposes)

·	Whether you are an "accredited investor"

·	If you are not an accredited investor, your income and net worth

You will also be asked to sign an Investment Agreement, a copy of which is attached as Exhibit 1A-4.

The minimum investment is $100. You will pay for your Class A Investor Shares using one of the options described on the Platform.

The information you submit, including your signed Investment Agreement, is called your "subscription." The Manager will review your subscription and decide whether to accept it. The Manager has the right to accept or reject subscriptions in our sole discretion, for any reason or for no reason.

When and if the Manager confirms that your subscription is complete and decided to accept your subscription, the Manager will release your money from the escrow account to the Company.

Once the Manager has accepted your subscription, you will be notified by email and the investment process will be complete. The Manager will also notify you by email if it does not accept your subscription, although it might not explain why.

You will not be issued a paper certificate representing your Class A Investor Shares.

Anyone can buy Class A Investor Shares. The Manager does not intend to limit investment to people with a certain income level or net worth, although there are limits on how much non-accredited investors may invest in this Offering. For more information, please refer to "Limit On Amount a Non-Accredited Investor Can Invest."

USE OF PROCEEDS

The Manager spent $60,722 on start-up costs, including legal and accounting fees - principally the cost of preparing this Offering Circular, having the Offering "qualified" by the SEC, and filing notices with states where our investors live, as required by state law. Otherwise, all of the proceeds of the Offering, no matter how much we raise, will be used to invest in Projects.

The Manager will only cause the Company to invest in Projects when it is certain that the Company can raise enough capital to complete the purchase of the Project. The capital raised will not be used to compensate officers or directors and the Company has no employees.

The Company and the Projects have operating expenses. We expect to pay for the operating expenses with cash flow from the Projects, but if the Projects have not earned enough revenue to pay for any given operating expense, the Manager may use the proceeds from this offering to pay for such operating expense. The types of operating expenses at the Project and Company level are described in "Our Operating Costs and Expenses".

The Manager may cause the Company to borrow money but does not anticipate any other source of capital other than the capital raised from this offering and money it may cause the Company to borrow to acquire Projects and pay for operating expenses.

The Company has not borrowed any money and has no plans to borrow anytime in the near future, thus Projects are acquired on an unlevered basis with cash raised from this Offering.

The purpose of the Company is to acquire Projects and does not intend to acquire any assets or to make any investments or donations or otherwise use capital for anything other than the Projects. Any capital that is raised in the future from this Offering will be used to buy additional Projects. Once new Projects have been approved by the Investment Committee and added to the Company's portfolio, we will report the acquisition of each new Project with the SEC and on the Platform.

The Investment Committee also sets a temporary limit, known as the "Investment Cap," on the capital that can be raised through the Offering. This capital is intended to cover the costs of projects that have not yet received investment approval. The primary objective of the Investment Cap is to ensure that the amount of capital raised aligns with the anticipated timing and expenses associated with these projects. This approach allows the Company to secure capital in anticipation of forthcoming projects that have a high likelihood of receiving approval from the Investment Committee.

Over time, as additional projects are incorporated into the Company's portfolio or identified as potential candidates for investment, the Investment Committee may progressively raise the Investment Cap. It's important to note that no capital will be allocated to any project until it has received formal approval from the Investment Committee and has been reported in accordance with the appropriate procedures.

We might invest in Projects using the Manager's capital before we have raised enough capital from Investors. In that case we will replace the Manager's capital with capital from Investors as soon as we raise it. To the extent the Manager or its affiliates invest capital, they will do so on the same terms as other Investors.

The Company is not paying commissions to underwriters, brokers, or anybody else for selling or distributing the Class A Investor Shares. Because we are not paying any commissions, more of your money can go to work for you. In some cases, retirement custodians, investment advisers, and other intermediaries will offer to invest on behalf of their clients. In such cases, the custodian, adviser or intermediary will be paid a fee from their client's invested funds. In such cases, the client (rather than the Company) is paying those fees.

Historically, the Company has taken all its proceeds and reinvested them into the purchase of future projects and its future plan is to continue to utilize all its proceeds for the purchase of subsequent projects. Please refer to the table below where we outline the use of proceeds to date:

Project Name	Amount Invested
Amount Raised	$2,417,063
Costs of Filing this Offering Circular	($60,722)
Spar Lulekani	($23,369)
Nhimbi Fresh	($24,631)
Anchor Foods	($109,334)
CPOA Avondrust	($99,024)
CPOA Trianon	($163,624)
Zandvliet	($74,999)
Baysville	($25,000)
Connaught Park	($411,362)
CPOA Quadrant Gardens	($90,710)
Project Operating Expenses	($0.00)
Portfolio Operating Expenses	($71,233)
Cash on Hand to Buy new Projects	($1,263,055)
Total	$0

Current Investment Cap as of October 4, 2023: $5,131,619

SUMMARY OF LLC AGREEMENT AND AUTHORIZING RESOLUTION

The Company as a whole is governed by an agreement called "Limited Liability Company Agreement" dated April 30, 2021. We refer to this as the "LLC Agreement."

The Class A Investor Shares being offered in this Offering were created when the Manager adopted a resolution pursuant to section 3.1 of the LLC Agreement. We refer to this as the "Authorizing Resolution."

The following summarizes some of the key provisions of the LLC Agreement and the Authorizing Resolution. This summary is qualified in its entirety by the LLC Agreement itself, which is included as Exhibit 1A-2B, and by the Authorizing Resolution itself, which is included as Exhibit 1A-2C.

Formation and Ownership

The Company was formed in Delaware on March 11, 2021 pursuant to the Delaware Limited Liability Company Act.

Under the LLC Agreement, ownership interests in the Company are referred to as "Shares," while the owners, are referred to as "Investor Members."

Immediately before this Offering, the only owner of the Company was the Manager. Investors who buy Class A Investor Shares in the Offering will become owners, and the Company might admit other owners in the future.

Shares and Ownership

The interests in the Company are denominated by 500,000,000 Investor Shares and 1,000,000 Common Shares. The Manager may further divide the 500,000,000 Investor Shares into one or more series, by adopting one or more authorizing resolutions.

The Manager adopted the Authorizing Resolution to create the Class A Investor Shares. Any Investor who buys Class A Investor Shares in the Offering will be an "Investor Member" under the LLC Agreement.

The Class A Investor Shares will be owned by Investors and are the subject of this Offering. By adopting other authorizing resolutions, the Manager may create, offer, and sell other series of Investor Shares in the future, which could have rights superior to the rights of the Class A Investor Shares.

Management

The Manager has complete discretion over all aspects of the business conducted by the Company. For example, the Manager may (i) admit new members to the Company; (ii) enter into contracts on behalf of the Company; (iii) borrow money; (iv) acquire and dispose of assets; (v) determine the timing and amount of distributions to Members; (vi) create new classes of limited liability company interests; (vii) determine the information to be provided to the Members; (viii) grant liens and other encumbrances on the assets of the Company; (ix) and dissolve the Company.

Investors who purchase Class A Investor Shares will not have any right to vote on any issue other than certain amendments to the LLC Agreement, or to remove the Manager.

The Manager can be removed for "cause" under a procedure set forth in section 5.6 of the LLC Agreement.

The term "cause" includes:

·	An uncured breach of the LLC Agreement by the Manager; or

·	The bankruptcy of the Manager; or

·	Certain misconduct on the part of the Manager, if the individual responsible for the misconduct is not terminated.

A vote to remove the Manager for cause must be approved by Investor Members owning at least two-thirds of the outstanding Investor Shares. Whether "cause" exists would then be decided in arbitration proceedings conducted under the rules of the American Arbitration Association, rather than in a court proceeding.

These provisions are binding on every person who acquires Class A Investor Shares, including those who acquire Class A Investor Shares from a third party, i.e., not from the Company.

Exculpation and Indemnification of Manager

The LLC Agreement protects the Manager and its employees and affiliates from lawsuits brought by Investors. For example, it provides that the Manager will not be responsible to Investors for mistakes, errors in judgment, or other acts or omissions (failures to act) as long as the act or omission was not the result of the Manager's (i) willful misfeasance, (ii) bad faith, or (iii) gross negligence in the performance of, or reckless disregard of its duties under the LLC Agreement. This limitation on the liability of the Manager and other parties is referred to as "exculpation."

The LLC Agreement also requires the Company to indemnify (reimburse) the Manager, its affiliates, and certain other parties from losses, liabilities, and expenses they incur in performing their duties. For example, if a third party sues the Manager on a matter related to the Company's business, the Company would be required to indemnify the Manager for any losses or expenses it incurs in connection with the lawsuit, including attorneys' fees. However, this indemnification is not available where a court or other juridical or governmental body determines that the Manager or other person is not entitled to be exculpated under the standard described in the preceding paragraph.

Notwithstanding the foregoing, no exculpation or indemnification is permitted to the extent such exculpation or indemnification would be inconsistent with the requirements of federal or state securities laws or other applicable law.

The detailed rules for exculpation and indemnification are set forth in section 6.2 of the LLC Agreement.

Obligation to Contribute Capital

Once an Investor pays for his, her, or its Class A Investor Shares, he, she, or it will not be required to make any further contributions to the Company. However, if an Investor has wrongfully received a distribution he, she, or it might have to pay it back.

Personal Liability

No Investor will be personally liable for any of the debts or obligations of the Company.

Distributions

The manner in which the Company will distribute its available cash is described in "Securities Being Offered - Calculating Distributions."

Transfers and First Right of Refusal

In general, Investors may freely transfer their Class A Investor Shares. However, if an Investor wants to sell Class A Investor Shares, the Investor may only offer the Class A Investor Shares to the Manager via the Platform.

Death, Disability, Etc.

If an Investor who is a human being (as opposed to an Investor that is a legal entity) should die or become incapacitated, the Investor or his, her or its successors will continue to own the Investor's Class A Investor Shares.

Fees to Manager and Affiliates

The Company will pay certain management fees and other fees to the Manager, as summarized in "Compensation of Management".

Mandatory Redemption

The Manager may cause the Company to redeem (purchase) the Class A Investor Shares owned by an Investor in any of three circumstances (in effect kicking the Investor out of the deal) as described in "Securities Being Offering - Mandatory Redemptions."

"Drag Along" Right

If the Manager wants to sell the business conducted by the Company, it may affect the transaction as a sale of the Project owned by the Company or as a sale of all the Shares in the Company. In the latter case, Investors will be required to sell their Class A Investor Shares as directed by the Manager, receiving the same amount they would have received had the transaction been structured as a sale of assets.

Electronic Delivery

All documents, including all tax-related documents, will be transmitted by the Company to Investors via email and/or through the Platform.

Amendment

The Manager may amend the LLC Agreement unilaterally (that is, without the consent of anyone else) for a variety of purposes, including to:

·	Cure ambiguities or inconsistencies in the LLC Agreement;

·	Add to its own obligations or responsibilities;

·	Conform to this Offering Circular;

·	Comply with any law;

·	Ensure that the Company isn't treated as an "investment company" within the meaning of the Investment Company Act of 1940;

·	Do anything else that could not reasonably be expected to have, an adverse effect on Investors.

An amendment that has, or could reasonably be expected to have, an adverse effect on Investors, requires the consent of the Manager and Investors holding a majority of the Class A Investor Shares.

An amendment that would require an Investor to make additional capital contributions or impose personal liability on an Investor requires the consent of the Manager and each affected Investor.

Information Rights

Within 120 days after the end of each fiscal year of the Company, the Manager will provide Investors with (i) a statement showing in reasonable detail the computation of the distributions made by the Company, and (ii) audited financial statements of the Company.

In addition, each year the Company will provide Investors with a detailed statement showing:

·	The fees paid to the Manager and its affiliates; and

·	Any transactions between the Company and the Manager or its affiliates.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

As a "Tier 2" issuer under Regulation A, the Company will also be required to provide investors with additional information on an ongoing basis, including annual audited financial statements, annual reports filed on SEC Form 1-K, semiannual reports filed on SEC Form 1-SA, special financial reports filed on SEC Form 1-K, and current reports on SEC Form 1-U. If, however, our Class A Investor Shares are held "of record" by fewer than 300 persons, these reporting obligations could be terminated.

A Member's right to see additional information or inspect the books and records of the Company is limited by the LLC Agreement.

U.S. AND AFRICAN TAXES

The following summarizes the most significant taxes that will be imposed on the Projects and the Company by countries and localities in Africa, as well as the Federal income tax consequences of acquiring Class A Investor Shares. This summary is based on the current tax laws of African jurisdictions, the current U.S. Internal Revenue Code (the "Code"), the current regulations issued by the Internal Revenue Service ("Regulations"), and current administrative rulings and court decisions, all as they exist today. All of these tax laws could change in the future.

This is only a summary, applicable to a generic Investor. Your personal situation could differ. We encourage you to consult with your own tax advisor before investing.

African Taxes

The Company's Projects could be located in any number of African countries. Each country, and each local governmental units (e.g., states, towns, cities, counties, municipalities, etc.) might include any number of taxes on the Projects and the Company, including but not limited to income taxes, gross receipts taxes, and value-added taxes. In selecting Projects, the Company will take into account any material tax burdens. However, it is impossible to predict the actual tax burden today.

U.S. Federal Income Taxes

Classification as a Corporation

The Company will be treated as a corporation for federal income tax purposes. As a corporation, Cash received by investors will be treated as a combination of return of capital or qualified dividends. Qualified dividends will be taxed at the capital gains tax rate of either 0%, 15%, or 20%, depending on the investor's income tax bracket.

The GILTY tax on foreign investments is more favorable to our investors under a corporate tax structure as opposed to a partnership, where the tax on international assets would be levied on individuals. Under a partnership an investor would be responsible for 37% of all foreign profits generated from an international investment. A corporate tax structure allows the corporation to realize foreign tax credits. Under this corporate tax reporting structure, the corporate entity would only pay 21% tax on 50% of the foreign profits after foreign tax credits have been applied.

When the Company closes its books each year, it will post a profit/loss for that tax year. In accordance with the IRS, taxable dividends can only result from profit/loss of an "LLC treated as a corporation" which is how the Company is classified. When the Company's profit/loss for the year is less than the total distributions (which is often the case), the remaining distributions get filed in Box 3 of the Investor's 1099-DIV as non-dividend distributions. These distributions are non-taxable and are filed as a return of capital (and subtracted from the basis). When the Investor sells their shares or are bought out at the end of the portfolio's lifespan, the basis is what is used to determine the capital gains or losses realized by the sale of the shares.

Foreign Tax Credit

Investors might be entitled to credits for taxes paid by the Company in African countries.

Deduction of Losses

The Company is not expected to generate significant losses for federal income tax purposes. If it does generate losses, each Investor may deduct his, her, or its allocable share subject to the basis limitations of Code section 704(d), the "at risk" rules of Code section 465, and the "passive activity loss" rules of Code section 469. Unused losses generally may be carried forward indefinitely. The use of tax losses generated by the Company against other income may not provide a material benefit to Investors who do not have other taxable income from passive activities.

Limitation on Capital Losses

An Investor, who is an individual, may deduct only $3,000 of net capital losses every year (that is, capital losses that exceed capital gains). Net capital losses in excess of $3,000 per year may generally be carried forward indefinitely.

Limitation on Investment Interest

Interest that is characterized as "investment interest" generally may be deducted only against investment income. Investment interests would include, for example, interest paid by an Investor on a loan that was incurred to purchase Class A Investor Shares and interest paid by the Company to finance investments, while investment income would include dividends and interest but would not generally include long term capital gain. Thus, it is possible that an Investor would not be entitled to deduct all of his or her investment interest. Any investment interest that could not be deducted may generally be carried forward indefinitely.

Allocations of Profits and Losses

The profits and losses of the Company will be allocated among all of the owners of the Company (including the Investors) pursuant to the rules set forth in the LLC Agreement. In general, the Company will seek to allocate such profits and losses in a manner that corresponds with the distributions each owner is entitled to receive, i.e., so that tax allocations follow cash distributions. Such allocations will be respected by the IRS if they have "substantial economic effect" within the meaning of Code section 704(b). If they do not, the IRS could re-allocate items of income and loss among the owners.

Sale or Exchange of Class A Investor Shares

In general, the sale of Class A Investor Shares by an Investor will be treated as a sale of a capital asset. The amount of gain from such a sale will generally be equal to the difference between the selling price and the Investor's tax basis. Such gain will generally be eligible for favorable long-term capital gain treatment if the Class A Investor Shares were held for at least 12 months. However, to the extent any of the sale proceeds are attributable to substantially appreciated inventory items or unrealized receivables, as defined in Code section 751, the Investor will recognize ordinary income.

A gift of Class A Investor Shares will be taxable if the donor-owner's share of the Company's debt is greater than his or her adjusted basis in the gifted interest. The gift could also give rise to federal gift tax liability. If the gift is made as a charitable contribution, the donor-owner is likely to realize gain greater than would be realized with respect to a non-charitable gift, since in general the owner will not be able to offset the entire amount of his adjusted basis in the donated Class A Investor Shares against the amount considered to be realized as a result of the gift (i.e., the debt of the Company).

Transfer of Class A Investor Shares by reason of death would not in general be a taxable event, although it is possible that the IRS would treat such a transfer as taxable where the decedent-owner's share of debt exceeds the pre-death basis of his interest. The decedent-owner's transferee will take a basis in the Class A Investor Shares equal to its fair market value at death (or, in certain circumstances, on the date six (6) months after death), increased by the transferee's share of debt. For this purpose, the fair market value will not include the decedent's share of taxable income to the extent attributable to the pre-death portion of the taxable year.

Treatment of Distributions

Upon the receipt of any distribution of cash or other property, including a distribution in liquidation of the Company, an Investor generally will recognize income only to the extent that the amount of cash and marketable securities he, she, or it receives exceed the basis of his, her, or its Class A Investor Shares. Any such gain generally will be considered as gain from the sale of Class A Investor Shares.

Alternative Minimum Tax

The Code imposes an alternative minimum tax on individuals and corporations. Certain items of the Company's income and loss may be required to be taken into account in determining the alternative minimum tax liability of Investors.

Taxable Year

The Company will report its income and losses using the calendar year. In general, each Investor will report his, her, or its share of the Company's income and losses for the taxable year of such Investor that includes December 31st, i.e., the calendar year for individuals and other owners using the calendar year.

Section 754 Election

The Company may, but is not required to, make an election under Code section 754 on the sale of Class A Investor Shares or the death of an Investor. The result of such an election is to increase or decrease the tax basis of the assets of the Company for purposes of allocations made to the buyer or beneficiary which would, in turn, affect depreciation deductions and gain or loss on sale, among other items.

Tax Returns and Information; Audits; Penalties; Interest

The Company will furnish each Investor with the information needed to be included in his federal income tax returns. Each Investor is personally responsible for preparing and filing all personal tax returns that may be required as a result of his purchase of Class A Investor Shares. The tax returns of the Company will be prepared by accountants selected by the Company.

If the tax returns of the Company are audited, it is possible that substantial legal and accounting fees will have to be paid to substantiate our position and such fees would reduce the cash otherwise distributable to Investors. Such an audit may also result in adjustments to our tax returns, which adjustments, in turn, would require an adjustment to each Investor's personal tax returns. An audit of our tax returns may also result in an audit of non-Company items on each Investor's personal tax returns, which in turn could result in adjustments to such items. The Company is not obligated to contest adjustments proposed by the IRS.

Each Investor must either report Company items on his tax return consistent with the treatment on the information return of the Company or file a statement with his tax return identifying and explaining the inconsistency. Otherwise the IRS may treat such inconsistency as a computational error and re-compute and assess the tax without the usual procedural protections applicable to federal income tax deficiency proceedings.

The Code imposes interest and a variety of potential penalties on underpayments of tax.

Other U.S. Tax Consequences

The foregoing discussion addresses only selected issues involving Federal income taxes and does not address the impact of other taxes on an investment in the Company, including federal estate, gift, or generation-skipping taxes, or State and local income or inheritance taxes. Prospective Investors should consult their own tax advisors with respect to such matters.

MANAGEMENT DISCUSSION

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto contained in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the Caution Regarding Forward-Looking Statements. Unless otherwise indicated, the latest results discussed below are as of December 31, 2022, the date of our most recent audited financial statements.

Offering Results

As of December 31, 2022, we had raised total gross offering proceeds of $1,027,873 from settled subscriptions resulting from the sale of 943,189 Class A Investor Shares.

As of December 31, 2022, the Company invested $931,343 into Projects and had $6,907 in liquidity. The difference between the amount that was raised in the Offering and the amount we invested into Projects is a combination of capital spent on operating expenses, start-up costs and cash on hand. As the Offering continues to raise more capital, the Manager will cause the Company to invest in more Projects.

There have been no material changes in the revenue, professional fees or general administrative expenses for the period. The additional revenue comes from Projects that were acquired or energized during the period. Professional fees were reduced during the period because the Company did not have any significant legal or accounting activity other than those projected in "Our Operating Costs and Expenses".

We expect to offer Class A Investor Shares in our Offering until we raise to the amount of capital needed to afford the cost of all Projects approved by the Investment Committee, plus the Investment Cap described in "Use of Proceeds". If we have fully-funded the cost of all Projects through the Offering, we may decide to stop raising money until a new Project is approved for investment by the Investment Committee.

Comments on the Market

The majority of the Projects are located in South Africa, a nation facing many significant problems that may result in instability and increased risk to the Projects. The chief concerns facing the Projects in South Africa currently are the election expected to take place in 2024, the weakening of the South African rand and load shedding.

2024 South Africa Election

The upcoming election looms amidst a backdrop of severe political turmoil, marked by a noticeable decline in the quality of government services and its ability to fulfill its duties to citizens. The ruling African National Congress ("ANC") is facing a pivotal vote, potentially leading to the loss of power for the first time since the inception of democracy in 1994.

The repercussions for South Africa and the surrounding region are substantial. Ongoing electricity shortages in South Africa and the weakening state of local governments will transform the 2024 election into a referendum on the ANC's performance. In the local elections of November 2021, the ANC was unable to secure an absolute majority in the country's metropolitan municipalities. These local contests provide a preview of what may unfold on the national stage.

There's a prevailing sense of unease regarding the ability of any coalition government to address the daunting challenges confronting South Africa. Escalating corruption, coupled with the rapid deterioration of public infrastructure, particularly the electricity supply (see "Load Shedding" below), have provided opposition parties with an opportunity to challenge the ANC's longstanding political dominance. The outcome hinges on whether opposition parties can successfully form a coalition. This will determine whether South Africa can make strides towards establishing a more open and competitive democracy, notwithstanding recent setbacks, or if the country will experience further regression in the medium term. The prevailing concern is whether a coalition government can effectively tackle the challenges facing South Africa, given various instabilities and the consistent shifts in government in most coalition-led cities.

Exchange Rates Between the South African Rand and the United States Dollar

Over the past 24 months, the foreign exchange rates between the South African Rand (ZAR) and the US Dollar (USD) have been subject to significant fluctuations. This period has witnessed a mix of economic and geopolitical factors that have influenced the value of these currencies relative to each other. Initially, the South African Rand faced challenges due to uncertainties surrounding global trade tensions and concerns about the country's domestic economic growth. These factors led to periods of depreciation against the US Dollar, creating volatility in the exchange rates.

However, the Rand demonstrated resilience during certain periods as well. It managed to regain some ground against the Dollar as commodity prices, especially precious metals like gold and platinum, which South Africa is a significant producer of, experienced price increases. Additionally, market sentiment and risk appetite played a role in shaping the exchange rates during this period, with fluctuations driven by shifts in investor confidence, global economic indicators, and central bank policies, both in the United States and South Africa.

Overall, the foreign exchange rates between the South African Rand and the US Dollar over the last 24 months have been dynamic, influenced by a range of internal and external factors, making it essential for investors and businesses to closely monitor these developments to navigate the potential impacts on trade, investment, and financial planning.
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Load Shedding

Over the past 24 months, South Africa has faced significant challenges with load shedding, a practice where the national electricity utility, Eskom, deliberately interrupts the power supply to prevent the grid from overloading. Load shedding has been a recurrent issue due to various factors, including aging power infrastructure, maintenance issues, financial troubles within Eskom, and insufficient generation capacity. These factors have led to scheduled power outages that have not only disrupted daily life for millions of South Africans but have also had adverse effects on the country's economy.

Load shedding has had far-reaching consequences, impacting both households and businesses. Frequent power cuts have disrupted productivity, leading to financial losses for businesses, especially in sectors heavily reliant on continuous electricity supply, such as manufacturing and technology. Moreover, the uncertainty caused by unpredictable load shedding schedules has eroded investor confidence, making it challenging for businesses to plan and expand, thereby hindering economic growth.

Efforts to address this issue have included urgent infrastructure repairs, increased focus on renewable energy sources, and calls for improved management within Eskom. However, as of the past 24 months, the load shedding problem has persisted, underscoring the need for sustained, comprehensive solutions to stabilize the electricity supply, boost economic development, and enhance the quality of life for South Africans.

Distributions

Provided we have sufficient available cash flow, we intend to authorize and declare distributions based on net income for the preceding month minus any amounts held back for reserves.

While we are under no obligation to do so, we have in the past and expect in the future to declare and pay distributions monthly; however, the Manager may declare other periodic distributions as circumstances dictate. Below is a table depicting the distributions made from the company during 2022:

Distribution Date	Amount	Management Fees*	Promoted Interest*
01/26/22	$209.71	$0.00	$0.00
02/24/22	$120.23	$206.30	$0.00
03/29/22	$334.48	$0.00	$0.00
04/29/22	$331.59	$0.00	$0.00
05/31/22	$938.81	$91.78	$0.00
06/30/22	$1,084.96	$0.00	$0.00
07/29/22	$913.84	$0.00	$0.00
08/27/22	$1,119.77	$0.00	$0.00
09/27/22	$1,401.61	$0.00	$0.00
10/27/22	$1,801.99	$0.00	$0.00
11/29/22	$2,304.20	$0.00	$0.00
12/28/22	$3,101.53	$0.00	$0.00
Total	$13,662.72	$298.08	$0.00
*Note: Manager reserves the right to reduce its fees for any reason or to protect the desired cash yield to investors

Operating Results

For the fiscal year ending December 31, 2022, the Company invested a total of $774,010 and has generated $13,040 in revenue. Additional distributions were made from a dividend recapitalization in the form of a loan from the Manager to the Company.

As of December 31, 2022, the Company has assets totaling $965,047 on its balance sheet, including Projects currently owned by the Company valued of $931,343 and current assets of $33,704. Liabilities totaled $17,585. The resulting members' equity was $947,462.

OUR MANAGEMENT TEAM

Names, Positions, Etc. *

Name	Position	Term of Office	Approximate Hours Per Week If Not Full Time
Executive Officers
Mike Silvestrini	Managing Partner	At will	Full Time
Gray Reinhard	Managing Partner	At will	Full Time

Key Employees
Isabella Mendonça	General Counsel	At will	Full Time
Arthur Issa	Financial Analyst	At will	Full Time
Tyler Hurlburt	Director of Investment Relations	At will	Full Time
Marta Coehlo	Controller	At will	Full Time
Dave Rutty	Director of Construction	At will	Full Time
Kathy Koser	Director of Compliance	At will	Full Time

The Company itself has no officers or employees. The individuals listed above are the Managing Partners, Executive Officers, and Significant Employees of Energea Global, the Manager of the Company.

Tyler Hurlburt, Dave Rutty, Kathy Koser, Arthur Issa and Marta Coehlo were added to the Energea Global team responsible for managing the Company as it continues to grow.

Christopher Sattler, who was previously named in as a Managing Partner in the Offering Circular approved on August 2, 2021, was transferred to a different company where Energea Global is a minority shareholder. He is still a beneficial owner of the Manager.

Luiz Leao, who was previously named in as a CFO in the Offering Circular approved on August 2, 2021, resigned.

The above listed employees do not record specific hours to each Company managed by Energea Global. Rather, the employees focus their full-time and energy to each project, portfolio, or process as needed. The Manager cannot estimate number of hours per week spent managing this or any particular Company as the employees are salaried. The work required to manage the Company and other companies managed by Energea Global changes from time to time depending on the number and frequency of Projects resulting from the amount they raise in each Offering. As the Companies grow, dedicated staff are brought in to exclusively manage a specific company. As of October 4, 2023, there are no staff members exclusively dedicated to the Company and it is managed by the executive team and certain key employees.

Family Relationships

There are no family relationships among the executive officers and key employees of the Company or the Manager other than the fact that Marta Coelho, the Manager's Controller, is the sister-in-law of Mike Silvestrini, the Managing Partner.

Ownership of Related Entities

Energea Global, the Manager of the Company, is majority owned by Mike Silvestrini, a resident of Chester, Connecticut.

Location of the Company and Manager

The Company is a Delaware limited liability company with it's principle offices located in Durham, Connecticut. The Manager is also a Delaware limited liability company located in Durham, Connecticut with its headquarters located in Chester, Connecticut.

Energea Global may create an affiliated development company in Africa to perform certain services related to the origination, development and operations of the Projects. If such an entity is created, it would be owned and managed by Energea Global.

Business Experience

Mike Silvestrini

Mike is an accomplished professional with a strong commitment to renewable energy and environmental sustainability. He's played a key role in the development of over 500 solar projects across the United States, Brazil, and Africa, contributing to the global transition to clean energy.

In addition to his role as the Co-Founder & Managing Partner at Energea, Mike serves as a Board Member of the Big Life Foundation, an organization dedicated to preserving over 1.6 million acres of wilderness in East Africa. Through community partnerships and conservation initiatives, Big Life protects the region's biodiversity and promotes sustainable practices.

Previously, Mike co-founded and served as the CEO of Greenskies Renewable Energy LLC, a leading provider of turnkey solar energy services. His expertise contributed to the development, financing, design, construction, and maintenance of solar projects across the United States. Notably, he was involved in solar installations on Target Corporation stores and distribution centers, as well as capped landfills throughout the northeast region of the U.S..

Mike's track record in renewable energy, his involvement in hundreds of solar projects worldwide, and his dedication to environmental sustainability position him as a driving force in the global effort to combat climate change.

Mike lives in Connecticut.

Gray Reinhard

Gray is an experienced software engineer specializing in business intelligence tools across multiple industries. Early in Gray's career, he worked primarily in E-Commerce where he built and supported sites for over 20 brands including several fortune 500 companies. From there, Gray moved into renewable energy where he developed the project management software for the country's largest commercial solar installer, Greenskies. This custom platform managed everything from sales and financing to the construction, maintenance, and performance monitoring of over 400 solar projects owned by the company.

Gray studied at Princeton University and currently lives in Greenpoint, Brooklyn.

Isabella Mendonça

Isabella is a corporate lawyer with experience in cross-border M&A transactions and the drafting and negotiation of highly complex contracts and corporate acts in different sectors, such as energy, oil & gas and infrastructure. Isabella has previously worked as an attorney for Deloitte and Mayer Brown in Brazil, where she was an associate in the Energy Group, working in regulatory, contractual and corporate matters related to renewable energy project development.

Isabella studied law at Fundacão Getulio Vargas, in Brazil and has a master's degree (LLM) from the University of Chicago. She lives in Lisbon Portugal.

Arthur Issa

Arthur Issa, over the course of his career in Energea, has participated in the successful closing process of more than 100 MW worth of project installed capacity and their financial management, totaling an AUM of more than $100mm. Arthur is responsible for keeping track of all matters related to Corporate and Project Finance in Energea, through detailed financial modelling, reporting and cash flow management, maximizing efficiency in the company's decision-making process with reliable analytics Arthur has a B.S. in Production Engineering from University Candido Mendes in Rio de Janeiro, Brazil,.

Tyler Hurlburt

Tyler Hurlburt is a former licensed Wealth Manager at Fortune 500 firms including Ameriprise, Prudential, WellsFargo and TIAA. Tyler managed over $500M in client's assets in previous role at TIAA. He has over 20 years' experience within the financial service industry, as well as extensive experience in portfolio management, risk mitigation, tax, and estate planning. Tyler holds a MBA with honors from Saint Joseph's University.

Tyler lives in Connecticut.

Marta Coehlo

Marta Coelho has served as the Controller at Energea since its inception, bringing with her a wealth of experience and expertise in finance and accounting. As the Global Controller, Marta plays a crucial role in managing all financial aspects, including account management, taxation, and audits, for Energea's diverse range of operating entities and projects across Africa, Brazil, and the USA. With her keen attention to detail and strategic thinking, Marta ensures compliance with regulations while optimizing the company's financial performance. Her unwavering commitment to accuracy and precision makes her an invaluable asset to the team.

Marta lives in Connecticut.

Dave Rutty

Dave is a highly experienced electrician with over 12 years of expertise in building and maintaining solar projects. At Energea, he plays a vital role in overseeing construction and maintenance processes across all markets. Dave's extensive experience brings a culture of expertise, meticulousness, and safety to our emerging markets. As our resident problem-solver, he excels in tackling even the most complex challenges with ease. No issue is too big or complicated for Dave, making him an invaluable asset to our team.

Dave lives in Connecticut.

Kathy Koser

Kathy is a pivotal manager at Energea, overseeing insurance, compliance, and human resources with exceptional skill. Her meticulous approach ensures the seamless functioning of these departments, contributing significantly to the company's success. Kathy expertly evaluates insurance needs, formulates comprehensive policies, and collaborates with external providers to secure optimal coverage. Her deep understanding of compliance, particularly regarding regulation A Tier II offerings, strengthens Energea's adherence to regulatory requirements. Additionally, Kathy's effective human resources management fosters a positive work environment, promoting productivity and employee satisfaction. Her invaluable contributions keep the company (and its people!) on track and ensure operational excellence.

Kathy lives in New Hampshire.

Legal Proceedings

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

COMPENSATION OF MANAGEMENT

Overview

The Manager makes money from the Company in (only) three ways:

·	They receive fees;

·	They invest alongside Investors and receive the same distributions as Investors; and

·	They receive the Promoted Interest.

All three forms of compensation are discussed below.

The Company itself does not have any employees or payroll. For example, Mike Silvestrini, the Managing Partner of the Manager, does not receive any salary, bonuses, or other compensation directly from the Company. Instead, all his compensation is paid from the fees paid to the Manager and from the Promoted Interest. The same is true for all the other executive officers and employees.

Fees

Type of Fee	Description
Reimbursement
The Company must reimburse the Manager for expenses the Manager incurs in connection with the Offering before the Offering Circular is qualified by the Securities and Exchange Commission.

Estimate: We currently estimate that those expenses will be approximately $100,000.

Asset Management
The Manager will charge the Company a monthly asset management fee equal to 0.167% of the aggregate capital that has been invested in Projects that have begun to generate distributions.

Estimate: The amount of the asset management fee will depend on (i) how much capital is raised in the Offering, and (ii) the value of our Projects.

Developer
The Manager might originate and develop Projects that are acquired by the Company. If so, the Manager shall be entitled to compensation that is no greater than 5% of the Project's cost.

Estimate: The amount of the developer fee will depend on the number of Projects the Manager develops for the Company and their cost. We cannot make a reasonable estimate at this time.

Co-Investment

The Manager (and possibly its affiliates) might purchase Class A Investor Shares. If so, they will be entitled to the same distributions as other Investors.

Promoted Interest

As described in "Securities Being Offered - Distributions," the Manager is entitled to receive certain distributions from the Company that we refer to as the Manager's "Promoted Interest." How much money the Manager ultimately receives as a Promoted Interest depends on several factors, including:

·	The total returns the Company is able to achieve;

·	When those returns are achieved;

·	When the Company distributes money to Investors; and

·	The amount of expenses the Company incurs.

Report to Investors

No less than once per year, the Company will provide Investors with a detailed statement showing:

·	The fees paid to the Manager and its affiliates; and

·	Any transactions between the Company and the Manager or its affiliates.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

Method of Accounting

The compensation described in this section was calculated using the accrual method of accounting.

Stages of Development

The stages of the Company's organization, development, and operation, and the compensation paid by the Company to the Manager and its affiliates during each stage, are as follows:

Stage of Company	Compensation
Organization of Company	· Reimbursement of Expenses

Acquisition of Projects	· Asset Management Fee
· Developer Fee

Operation of Projects	· Asset Management Fee
· Promoted Interest

Sale of Projects	· Asset Management Fee
· Promoted Interest

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTION

As of the date of this Offering Circular, we anticipate that the Company may enter into transactions with related parties in one circumstance: where the Company invests in a Project developed by a related Development Company and where the Company hires a party related to the manager to perform Operations and Maintenance services. Any such arrangement will be substantially the same terms as transactions with an unrelated Development Company or Operations and Maintenance service provider. As of October 4, 2023, the Company has no current or planned transactions with related parties.

The Company might enter into other transactions with related parties. If so, any compensation paid by the Company to the related party shall be (i) fair to the Company, and (ii) consistent with the transaction that would be paid to an unrelated party.

By "related party" we mean:

·	The Manager;

·	Any Director, Executive Officer, or Significant Employee of the Company or the Manager;

·	Any person who has been nominated as a Director of the Company or the Manager;

·	Any person who owns more than 10% of the voting power of the Company or the Manager; and

·	An immediate family member of any of the foregoing.

Security Ownership of Manager and Certain Securityholders

The following table sets forth the approximate beneficial ownership of our Common Shares as of October 4, 2023, for each person or group that holds more than 10.0% of our Common Shares, for each director and executive officer of our Manager and for the directors and executive officers of our Manager as a group.

All Common Shares are owned by Energea Global LLC, the Manager, not by individuals. The individuals named below, as well as other employees of the Manager may own Class A Investor Shares that they purchased privately through the Platform in the same manner as any Investor.

Name of Beneficial Owner (1)(2)	Number of Shares Beneficially Owned	Percent of All Shares
Michael Silvestrini	None	NA
Christopher Sattler	None	NA
Gray Reinhard	None	NA
All directors and executive officers of our Manager as a group (3 persons)	-	-

(1)
Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	Each listed beneficial owner, person or entity has an address in care of our principal executive offices at 62 Clementel Drive, Durham, CT 06422.

FINANCIAL STATEMENTS

Independent Auditors Report

To the Members of
Energea Portfolio 3 Africa LLC

Opinion
We have audited the accompanying financial statements of Energea Portfolio 3 Africa LLC (the "Company"), which comprise the balance sheets as of December 31, 2022 and 2021, and the related statements of operations, changes in members' equity, and cash flows for the year ended December 31, 2022 and the period March 11, 2021 (date of inception) to December 31, 2021, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Energea Portfolio 3 Africa LLC as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and the period March 11, 2021 (date of inception) to December 31, 2021, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors' Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with generally accepted auditing standards, we:
•       Exercise professional judgment and maintain professional skepticism throughout the audit.
•       Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•       Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•       Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•       Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.
Hartford, Connecticut
April 28, 2023

Balance Sheets

For the year ended December 31, 2022 and the period March 11, 2021 (date of inception) to December 31, 2021

	2022	2021
Assets
Current assets:
Cash and cash equivalents	$ 6,907	$ 103,437
Other current assets	26,797	250
Total current assets	33,704	103,687

Investments in solar energy projects	931,343	157,334

Total assets	$ 965,047	$ 261,021

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$ 3,085	$ 41,722
Due to related entity	14,500	61,027

Total liabilities	17,585	102,749

Members' equity	947,462	158,272

Total liabilities and stockholders' equity	$ 965,047	$ 261,021

Statements of Operations

For the year ended December 31, 2022 and the period March 11, 2021 (date of inception) to December 31, 2021

	2022	2021

Revenue	$ 13,040	$ 572

Portfolio operating expenses:
Professional fees	11,415	5,720
Other general and administrative expenses	7,445	17,957
Total portfolio operating expenses	18,860	23,677

Net Loss	$ (5,820)	$ (23,105)

Statements of Changes in Members' Equity

For the year ended December 31, 2022 and the period March 11, 2021 (date of inception) to December 31, 2021

	Common Shares		Investor Shares		Managing Member Equity	Total Members' Equity
	Shares	Amount	Shares	Amount

Members' equity, March 11, 2021 (Inception)	-	$ -	-	$ -	$ -	$ -

Issuance of investor shares, net of issuance costs of $37,250		-	211,367	181,949	-	181,949
Issuance of common shares	1,000,000	-	-	-	-
Non-dividend distributions	-	-	-	(572)	-	(572)
Net loss	-	-	-	-	(23,105)	(23,105)

Members' equity, December 31, 2021	1,000,000	-	211,367	181,377	(23,105)	158,272

Issuance of investor shares	-	-	731,822	808,673	-	808,673
Non-dividend distributions	-	-	-	(13,663)	-	(13,663)
Net loss	-	-	-	-	(5,820)	(5,820)

Members' equity, December 31, 2022	1,000,000	$ -	943,189	$ 976,387	$ (28,925)	$ 947,462

Statements of Cash Flows

For the year ended December 31, 2022 and the period March 11, 2021 (date of inception) to December 31, 2021

	2022	2021

Cash flows from operating activities:
Net loss	$ (5,820)	$ (23,105)
Changes in assets and liabilities:
Other current assets	(26,547)	(250)
Accounts payable and accrued expenses	(38,637)	41,722
Due to related entities	(46,527)	61,027
Total cash flows from operating activities	(117,531)	79,394

Cash flows from investing activities:
Investments in solar energy projects	(774,009)	(157,334)

Cash flows from financing activities:
Proceeds from issuance of investor shares	808,673	219,199
Investor shares issuance costs	-	(37,250)
Non-dividend distributions	(13,663)	(572)
Total cash flows from financing activities	795,010	181,377

(Decrease)/increase in cash	(96,530)	103,437

Cash at the beginning of the period	103,437	-

Cash at the end of the period	$ 6,907	$ 103,437

Notes to Financial Statements

The accompanying notes are an integral part of the consolidated financial statements.

For the year ended December 31, 2022 and the period March 11, 2021 (date of inception) to December 31, 2021

Note 1 - Organization, Operations and Summary of Significant Accounting Policies

Business organization and operations

Energea Portfolio 3 Africa LLC is a Delaware Limited Liability Corporation (the "Company") formed to invest in a portfolio of solar energy projects in Africa. The Company is managed by Energea Global LLC (the "Manager"). The Company works in close cooperation with stakeholders, project hosts, industry partners and capital providers to produce best-in-class results. The Company commenced operations on March 11, 2021.

The Company's activities are subject to significant risks and uncertainties, including the inability to secure funding to develop its portfolio. The Company's operations have been, and will be, funded by the issuance of membership interests. There can be no assurance that any of these strategies will be achieved on terms attractive to the Company. During 2021, the Company initiated a Regulation A Offering for the purpose of raising capital to fund ongoing project development activities. The Company is offering to sell equity interests designated as Investor Shares to the public for up to $75,000,000. The initial price of the Investor Shares sold in 2022 was $1.00. To date, the Company has invested into eight projects. Through December 31, 2022, the Company has raised $990,622, net of $37,250 share issuance costs, from the offering.

In some cases, the Company may purchase an entire project and in other cases, it may purchase fractional shares of a project through its relationship with The Sun Exchange (SA) Bewind Trust ("Sun-Ex") ("solar cells"). When the Company purchases solar cells of a project, the Company maintains control over the entire project through a series of negative covenants that give the Company control of financing, selling, or replacing the asset manager of the entire project, even though the Company may only own a small portion of outstanding solar cells that comprise the project.

Basis of presentation

The financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("US GAAP") and Article 8 of Regulation S-X of the rules and regulations of the SEC.

Evaluation for Impairment

Per ASC 360-10 subparagraphs 35-21 we analyzed the triggers that would cause impairments. No impairment was required on the Financial Statements ending December 31, 2022.

Use of estimates

The preparation of the financial statement in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statement. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents includes cash on hand, deposits at commercial banks and short-term cash equivalents with original maturities of 90 days or less.

Revenue recognition

The revenue from our Projects consists primarily of the payments we receive from Customers under Solar Lease Agreements and any Purchase and Sale Agreement for Environmental Commodities. The Company may also produce revenue by selling Projects and collecting penalty payments from contractors who fail to meet certain terms and conditions set forth in the Construction Contracts ("Liquidated Damages"). The Company's total revenue during its most recent fiscal year was $13,040 which is broken down below.

Revenue Recognition	Amount
Solar Lease Agreement	$13,040
Purchase and Sale Agreement for Environmental Commodities	$0
Sale of Projects	$0

Our Revenue Recognition Policy follows ASC-606 which is a five-step procedure:

Procedure	Example
Step 1 - Identify the Contract	Solar Lease Agreement
Step 2 - Identify the Performance Obligations	Delivery of electricity from solar plant
Step 3 - Determine the Transaction Price	Amount contractually signed with customer
Step 4 - Allocate the Transaction Price	Obligation is satisfied by transferring control of the electricity produced to the customer
Step 5 - Recognize Revenue	At a point in time when the customer is invoiced

Income taxes

The Company has elected to be taxed as a C-Corporation for Federal, State, and local income tax reporting purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized. As of December 31, 2022 and 2021, deferred taxes of $7,788 and $6,221, respectively, have been fully reserved by a valuation allowance. Any income taxes currently due are not material to the consolidated financial statements for the year ended December 31, 2022 and the period of March 11, 2021 (date of inception) to December 31, 2021

The Company also concluded that there are no uncertain tax positions that would require recognition in the consolidated financial statements. Interest on any income tax liability is reported as interest expense and penalties on any income tax liability are reported as income taxes. The Company's conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analysis of tax laws, regulations and interpretations thereof, as well as other factors.

Foreign Currency Exchange Transactions

Revenue is transacted in the local currency, South African Rand (R$), and are recorded in U.S. dollars translated using the average exchange rate for the period. Realized exchange gains and losses are netted against revenue on the accompanying statement of operations. Realized translation gains/(losses) for the year ended December 31, 2022, and the period of March 11, 2021 (date of inception) to December 31, 2021, were $(1,916) and $44, respectively.

Extended Transition Period

Under Section 107 of the Jumpstart Our Business Startups Act of 2012, the Company is permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits the Company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, these consolidated financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

Subsequent events

In connection with the preparation of the financial statements, the Company monitored and evaluated subsequent events and transactions through April 30, 2023, the date on which the financial statements were available to be issued. Since December 31, 2022, the Company has completed the construction of the Connaught Business Park and Baysville School of Skills, both of which have begun generating revenue.

Note 2 - Investments in Solar Energy Projects

On November 29, 2021, the Company entered into a cell owner agreement with Sun-Ex for 100% of the cell units in the project Anchor Foods for an aggregate purchase price of $109,334. The balance is carried at cost on the balance sheet.

On March 20, 2021, the Company entered into a cell owner agreement with Sun-Ex for 1.74% of the cell units in the project Nhimbe Fresh Packhouse & Cold Store for an aggregate purchase price of $24,631. The balance is carried at cost on the balance sheet.

On April 3, 2021, the Company entered into a cell owner agreement with Sun-Ex for 6.72% of the cell units in project SPAR Lulekani for an aggregate purchase price of $23,369. The balance is carried at cost on the balance sheet.

On May 31, 2022, the Company entered into a cell owner agreement with Sun-Ex for 100% of the cell units in project CPOA Trianon Retirement Village for an aggregate purchase price of $163,624. The balance is carried at cost on the balance sheet.

On May 31, 2022, the Company entered into a cell owner agreement with Sun-Ex for 46.39% of the cell units in project CPOA Avondrust Court for an aggregate purchase price of $99,025. The balance is carried at cost on the balance sheet.

On September 9, 2022, the Company entered into a cell owner agreement with Sun-Ex for 25.98% of the cell units in project Baysville School of Skills for an aggregate purchase price of $25,000. The balance is carried at cost on the balance sheet.

On September 9, 2022, the Company entered into a cell owner agreement with Sun-Ex for 74.54% of the cell units in project Zandvliet Care Facility for an aggregate purchase price of $74,999. The balance is carried at cost on the balance sheet.

On December 1, 2022, the Company entered into a cell owner agreement with Sun-Ex for 100% of the cell units in project Connaught Business Park for an aggregate purchase price of $411,361. The balance is carried at cost on the balance sheet.

Note 3 - Related Party Transactions

The Company may borrow from the Manager, without interest, from time to time. The purpose of the related party transactions is for reimbursement for startup costs, cash flow shortfalls, capital needed to complete investments in Projects and loans used for dividend recapitalization to make distributions in advance of receiving payments from Customers. As of December 31, 2022 and 2021, the Company had $14,500 and $61,027, respectively, payable to the Manager, which is included in due to related entity on the accompanying balance sheets.

Note 4 - Members' Equity

Common Shares

The Company authorized 1,000,000 common shares, which as of December 31, 2022 and 2021, 1,000,000 are issued and outstanding. The shares represent membership interests in the Company.

Investor Shares

The Company authorized 19,000,000 investor shares, which as of December 31, 2022 and 2021, 943,189 and 211,367, respectively are issued and outstanding. The shares represent membership interests in the Company.

Note 5 - Income Taxes

The provision for income tax expense for the year ended December 31, 2022 and the period of March 11, 2021 (date of inception) to December 31, 2021 consists of the following:

	2022	2021
Current	$ -	$ -
Deferred	-	-
Provision for Income Tax Expense	$ -	$ -

Significant components of the Company's deferred income tax assets and liabilities are as follows at December 31, 2022 and 2021:

	2022	2021
Deferred tax asset
Net Operating Loss	$ 7,788	$ 6,221
Valuation Allowance	(7,788)	(6,221)
Total	-	-

Deferred tax liability	-	-

Net deferred tax asset/(liability)	$ -	$ -

As of December 31, 2022 and 2021, the Company has total net operating loss carryovers of $28,925 and $23,105, respectively, which will expire at various dates. The Company is subject to tax in U.S.

	2022	2021
Income tax at statutory rate	$ (1,222)	$ (4,852)
State income taxes, net of federal benefit	(345)	(1,369)
Change in VA	1,567	6,221
	$ -	$ -

Effective tax rate	21%	21%

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022 and the period of March 11, 2021 (date of inception) to December 31, 2021, the change in valuation allowance was $1,567 and $6,221, respectively. As of December 31, 2022 and 2021, the valuation allowance was $7,788 and $6,221, respectively.

GLOSSARY OF DEFINED TERMS

Adjusted Operating Cash Flow	For each Project, the actual estimated monthly operating cash flows reduced by a fixed percentage to yield an internal rate of return of 6% for the Project.
Authorizing Resolution	The authorization adopted by the Manager pursuant to the LLC Agreement that created the Class A Investor Shares.
Class A Investor Shares	The limited liability company interests in the Company being offered to Investors in this Offering.
Code	The Internal Revenue Code of 1986, as amended (i.e., the Federal tax code).
Company	Energea Portfolio 3 Africa LLC, a Delaware limited liability company, which is offering to sell Class A Investor Shares in this Offering.
Development Company	A company focused on acquiring and/or developing solar power projects.
Energea Global	Energea Global LLC, a Delaware limited liability company, which is owned by Michael Silvestrini and Chris Sattler and serves as the Manager.
Exchange Act	The Securities Exchange Act of 1934.
Financial Model	The financial model prepared by the Manager for each Project, projecting all the costs and distributions of the Project.
Greenskies	Greenskies Renewable Energy, LLC, a Delaware limited liability company founded by Michael Silvestrini.
Investor	Anyone who purchases Class A Shares in the Offering.
Investor Services Agreement	The agreement between the Company and Sun Exchange captioned "Investor Services Agreement."
IRR	Internal rate of return.
LLC Agreement	The Company's Limited Liability Company Agreement dated March 21, 2021.
Manager	Energea Global LLC, a Delaware limited liability company.
Manager Shares	The limited liability company interests in the Company that will be owned by the Manager.
Nhimbe Project	The first solar project in which the Company has invested.
Offering	The offering of Class A Investor Shares to the public pursuant to this Offering Circular.
Offering Circular	The Offering Circular you are reading right now, which includes information about the Company and the Offering.
Platform	The Internet site located at www.energea.com.
Project	A solar power product in which the Company invests.
Promoted Interest	The right of the Manager to receive distributions under the LLC Agreement, over and above its right to receive distributions in its capacity as an Investor.
Regulations	Regulations issued under the Code by the Internal Revenue Service.
SEC	The U.S. Securities and Exchange Commission.
Securities Act	The Securities Act of 1933.
Sun Exchange	Sun Exchange, Ltd., a company organized under the laws of South Africa.
USD	United States dollars.
ZAR	South African rand (currency).

FORM 1-A
Regulation A Offering Statement

Part III - Exhibits

Energea Portfolio 3 Africa LLC
62 Clementel Drive
Durham, CT 06422

(860) 316-7466
www.energea.com

September 1, 2023

The following Exhibits are filed as part of this Offering Statement:

Exhibit 1A-2A	Certificate of Formation of the Company filed with the Delaware Secretary of State on March 11, 2021.
Exhibit 1A-2B	Limited Liability Company Agreement of the Company dated April 30, 2021.
Exhibit 1A-2C	Authorizing Resolution of the Company dated April 30, 2021.
Exhibit 1A-4	Form of Investment Agreement.
Exhibit 1A-6A	Investor Services Agreement between the Company and Sun Exchange.
Exhibit 1A-6B	Cell Owner Agreement between the Company and the Trust.
Exhibit 1A-11.1	Consent of Independent Auditor. (Inception)
Exhibit 1A-11.2	Consent of Independent Auditor (2023)
Exhibit 1A-12	Legal opinion of Lex Nova Law LLC.
Exhibit 1A-15.1	Offering Circular dated June 28, 2021 and filed pursuant to Rule 252(d).

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Durham, State of Connecticut, on October 4, 2023.

Energea Portfolio 3 Africa LLC

By: Energea Global LLC

By MICHAEL SILVESTRINI
Name: Michael Silvestrini
Title: Manager

Energea Global LLC

By: Energea Global LLC

By MICHAEL SILVESTRINI
Name: Michael Silvestrini
Title: Co-Founder and Managing Partner

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By MICHAEL SILVESTRINI
Name: Mike Silvestrini
Title: Co-Founder and Managing Partner

Date: October 4, 2023